UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
 ___________________________________
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HAMILTON LANE INCORPORATED
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
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110 Washington Street
Suite 1300
Conshohocken, PA 19428
Telephone: (610) 934-2222

July 22, 2021
Fellow Stockholders:
You are cordially invited to attend our 2021 Annual Meeting of Stockholders, which will be held via live audio webcast on Thursday, September 2, 2021 at 9:30 a.m. (Eastern Time).
All Hamilton Lane Incorporated stockholders of record at the close of business on July 7, 2021 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, mail or over the Internet.
Hamilton Lane continues to monitor public health and safety concerns related to the coronavirus (“COVID-19”) pandemic and the various measures being implemented to reduce its impact, including recommendations and protocols issued by public health authorities and federal, state, and local governments. In light of these concerns and to support the health and well-being of our employees and stockholders, the Annual Meeting will be a virtual meeting of stockholders conducted via live audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/HLNE2021 at the meeting date and time described above and in the accompanying proxy statement and by entering the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, your proxy card (printed in the box and marked by the arrow) or the instructions that accompanied your proxy materials. You will have the ability to submit questions during the meeting via the meeting website. There is no physical location for the Annual Meeting.
Along with the other members of your board of directors, I look forward to greeting those stockholders who attend this year’s meeting and would like to express our appreciation for your continued interest in the business of Hamilton Lane.

Sincerely,

Mario L. Giannini Chief Executive Officer

Hamilton Lane Incorporated
110 Washington Street
Suite 1300
Conshohocken, PA 19428

Notice of Annual Meeting of Stockholders

Date: Thursday, September 2, 2021
Time: 9:30 a.m. Eastern Time
Place: Online via live audio webcast at www.virtualshareholdermeeting.com/HLNE2021
    The principal business of the Annual Meeting will be to:
1.     Elect three Class II directors for a three-year term;
2.    Conduct an advisory vote to approve the compensation of our named executive officers;
3.     Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022; and
4.     Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
    You can vote at the Annual Meeting electronically or by proxy if you were a stockholder of record at the close of business on July 7, 2021. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
    We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

By Order of the Board of Directors,

Lydia A. Gavalis General Counsel and Secretary

Conshohocken, PA
July 22, 2021

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on September 2, 2021:
The Notice of Annual Meeting, Proxy Statement and our
2021 Annual Report to Stockholders are available electronically at
www.proxyvote.com

HAMILTON LANE INCORPORATED

PROXY STATEMENT

i

ii

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	60

OTHER BUSINESS	60

HOUSEHOLDING PROXY MATERIALS	60

iii

QUESTIONS AND ANSWERS

Why am I receiving these materials?
The board of directors of Hamilton Lane Incorporated (“Hamilton Lane”, “HLI” or the “Company”) is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will occur on September 2, 2021 at 9:30 a.m. (Eastern Time) online via live audio webcast at www.virtualshareholdermeeting.com/HLNE2021. There is no physical location for the Annual Meeting.
What is included in these materials?
These materials include this proxy statement for the Annual Meeting and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as amended (our “2021 Form 10-K”). We are first making these materials available to you on the Internet on or about July 22, 2021.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals:
1.    To elect R. Vann Graves, Erik R. Hirsch and Leslie F. Varon as directors, each for a three-year term;
2.    To conduct an advisory vote to approve the compensation of our named executive officers;
3.    To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending March 31, 2022; and
4.    To transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends that you vote:
•“FOR” the election of R. Vann Graves, Erik R. Hirsch and Leslie F. Varon as Class II directors;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and
•“FOR” the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending March 31, 2022.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on July 7, 2021, the record date, may vote at the Annual Meeting. As of the record date, there were 36,290,015 shares of our Class A common stock and 16,739,846 shares of our Class B common stock outstanding. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to ten votes per share. Under certain circumstances in the future, the voting rights of the Class B common stock may change to one vote per share. Those circumstances, which are set out as a “Sunset” in our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and summarized in our 2021 Form 10-K, have not occurred.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you. As a stockholder of record, you may vote your shares electronically at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials and, upon your request, the proxy materials were forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting.
How can I vote my shares?
If you are a stockholder of record, you may vote:
•Via the Internet. You may vote by proxy via the Internet by timely following the instructions found on the proxy card.
•By Telephone. You may vote by proxy by timely calling the toll-free number found on the proxy card.
•By Mail. You may vote by proxy by filling out the proxy card and timely returning it in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•During the Meeting. You may vote electronically during the Annual Meeting. To log in to the Annual Meeting and to cast your vote electronically, you will need the unique control number which appears on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials.
Internet and telephone voting prior to the meeting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on September 1, 2021. As noted above, you may vote electronically during the meeting.
If you are a beneficial owner of shares held in street name, you should have received from your bank, broker or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” or notice card sent by the broker, bank or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:
•Via the Internet. You may vote by proxy by timely following the instructions on the voting instruction form or notice card provided to you by your broker, bank or other nominees.
•By Mail. You may vote by proxy by filling out the voting instruction form and timely returning it in the envelope provided to you by your broker, bank or other nominee.
•During the Meeting. If you wish to vote electronically during the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions on how to obtain a legal proxy to you from your broker, bank or other nominee.
If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of Hamilton Lane common stock in more than one account. You should vote via the Internet, by telephone, by mail or during the meeting for all shares held in each of your accounts.

If I submit a proxy, how will it be voted?
When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Hartley R. Rogers and/or Mario L. Giannini to vote the shares in accordance with the recommendations of our board of directors as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless our board of directors chooses to reduce the number of directors serving on our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Timely submitting a written notice of revocation to Broadridge;
•Timely submitting a later dated, signed proxy card (any earlier proxies will be revoked automatically);
•Timely voting again by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com (any earlier proxies will be revoked automatically); or
•Attending the Annual Meeting and voting during the meeting. Any earlier proxy will be revoked; however, simply attending the Annual Meeting without voting will not revoke your proxy.
You should send your notice of revocation or your completed new proxy card, as the case may be, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.
Can I attend the Annual Meeting, and how can I submit a question?
You are invited to attend the Annual Meeting if you are a registered stockholder or a beneficial owner as of the record date or if you hold a valid proxy for the Annual Meeting. In light of the public health concerns regarding the COVID-19 pandemic, we will be hosting the Annual Meeting live, solely via the Internet. To attend the meeting and submit written questions, please visit www.virtualshareholdermeeting.com/HLNE2021 and be sure to have available the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, your proxy card (printed in the box and marked by the arrow) or the instructions that accompanied your proxy materials. There is no physical location for the Annual Meeting. Online access to the meeting will be open approximately 15 minutes prior to the start time to allow you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time. If you encounter technical difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will generally be available 15 minutes prior to the meeting.
As part of the Annual Meeting, we intend to answer questions submitted online during the meeting that are pertinent to the Company and meeting matters, as time permits. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered as one. In addition, you will be able to electronically view a list of stockholders of record during the meeting once you have logged in.

What constitutes a quorum at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented to conduct business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.
Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.
What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal No.	Proposal	Vote Required	Broker Discretionary Voting Allowed?
1	Election of directors	Plurality of votes cast	No
2	Advisory, non-binding vote to approve named executive officer compensation	Majority of votes cast	No
3	Ratification of appointment of independent registered public accounting firm	Majority of votes cast	Yes
Certain Class B holders who are significant outside investors, members of management and significant employee owners have entered into a stockholders agreement pursuant to which they will vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLA Investments, LLC (“HLAI”), our controlling stockholder, on any matter submitted to our common stockholders for a vote. HLAI holds approximately 49% of the aggregate voting power of our Class A common stock and Class B common stock, and the parties to the stockholders agreement collectively hold 82% of the aggregate voting power of our Class A common stock and Class B common stock. As a result, HLAI has the ability to decide all matters to be voted upon at the Annual Meeting. The managing member of HLAI is an entity controlled by Hartley R. Rogers, our Chairman.
What is the impact of abstentions, withhold votes and broker non-votes?
Abstentions, withhold votes and broker non-votes are considered “shares present” for the purpose of determining whether a quorum exists, but will not be considered votes properly cast at the Annual Meeting and will have no effect on the outcome of the vote. Under the rules of the Nasdaq Stock Market (“Nasdaq”), without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal 3) but not on Proposals 1 or 2. Therefore, in order for your voice to be heard, it is important that you vote.

Who pays for the cost of this proxy solicitation?
We are making this proxy solicitation, and we will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We also will disclose final voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
In accordance with SEC rules, we have elected to furnish our proxy materials, including this proxy statement and the Annual Report, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the Internet, how to vote and how to request printed copies of the proxy materials. Stockholders may request to receive the proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
If you are a stockholder of record and wish to receive paper copies of future proxy materials, please visit www.proxyvote.com via the Internet. If you are a stockholder of record and wish to request electronic delivery of proxy materials in the future, you may elect this option on this site as well.
If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where the materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.
How can I obtain Hamilton Lane’s Form 10-K?
We filed our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 with the SEC on May 27, 2021, which we amended with Amendment No. 1 on Form 10-K/A filed with the SEC on July 15, 2021. We will mail to you without charge, upon written request, a copy of our 2021 Form 10-K, excluding exhibits. Please send the written request to Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary. Our 2021 Form 10-K may also be accessed and printed directly from our website at www.hamiltonlane.com under the caption “Shareholders” or from the SEC’s website at www.sec.gov.
How do I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders?
For a proposal to be included in our proxy statement for the 2022 annual meeting of stockholders, you must submit it no later than March 24, 2022. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to: Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary.
You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2022 annual meeting of stockholders. We must receive this type of proposal in writing on or after May 5, 2022, but no later than June 4, 2022.

As detailed in our Amended and Restated Bylaws (our “Bylaws”), to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (iii) the information described in Section 1.12(b)(vi) of our Bylaws (with any references to a “nomination” being deemed to refer to such business desired to be brought before the annual meeting).
How do I recommend a director nominee?
If you wish to nominate an individual for election as director at the 2022 annual meeting of stockholders, we must receive your written nomination on or after May 5, 2022, but no later than June 4, 2022. You should send your proposal to: Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary.
As detailed in our Bylaws, for a director nomination to be properly brought before an annual meeting, your notice of nomination must include: (i) the name, age, business address and residence address of each proposed nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of our capital stock owned of record and beneficially by each nominee (if any), (iv) such other information concerning each nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected and (vi) certain information as specified in Section 1.12(b)(vi) of our Bylaws regarding the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is made. Notwithstanding anything in Section 1.12(a) of our Bylaws to the contrary, in the event that the number of directors to be elected to the board of directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.12(a) and there is no public announcement by us naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, the proposing stockholder’s notice required by Section 1.12 of the Bylaws will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Secretary at our principal executive offices no later than the close of business on the tenth day following the day on which we first make the public announcement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the number of directors to hold office at any time may be determined from time to time by resolution of our board of directors. Our board of directors has set the size of the board at seven members, four of whom have served since we became a public company. With respect to the remaining directors, Mr. Berkman and Ms. Varon have each served on our board since May 2017, and Mr. Graves has served on our board since March 2021. Our board is divided into three classes, designated as Class I, Class II and Class III. Directors in each class will be elected for a three-year term and serve until a successor is duly elected and qualified or until his or her earlier death, resignation, removal, retirement or disqualification. There is no limit on the number of terms a director may serve.
The table below sets forth information with respect to our directors as of July 7, 2021:

Name	Age
Class I Directors - Term Expiring at the 2023 Annual Meeting
David J. Berkman	59
O. Griffith Sexton	77
Class II Directors - Term Expiring at the 2021 Annual Meeting
R. Vann Graves	52
Erik R. Hirsch	48
Leslie F. Varon	64
Class III Directors - Term Expiring at the 2022 Annual Meeting
Mario L. Giannini	68
Hartley R. Rogers	61
The terms of our three Class II directors expire at the 2021 Annual Meeting. At the direction of HLAI, our board of directors has nominated Messrs. Graves and Hirsch and Ms. Varon for election as Class II directors. Biographical information for each director and director nominee is contained below. If elected at the Annual Meeting, each of these nominees will serve for a three-year term expiring at the 2024 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. Messrs. Graves and Hirsch and Ms. Varon have agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee is unable to serve at the time of the Annual Meeting, proxies will be divided evenly between and voted in favor of each of the other nominees who is able to serve and may be voted for a substitute nominee, unless our board of directors chooses to reduce the number of directors serving on our board of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of Messrs. Graves and Hirsch and Ms. Varon as Class II directors.

The following is a brief biographical summary of the experience of our directors and director nominees:
Nominees for election at our 2021 Annual Meeting with terms expiring in 2024
R. Vann Graves
Since August 2018, Mr. Graves has served as Executive Director of the Brandcenter at Virginia Commonwealth University (“VCU”), a master’s program for advertising, branding and creative problem-solving that is part of the VCU School of Business. Prior to joining the Brandcenter, Mr. Graves served as Chief Creative Officer at the advertising agency of J. Walter Thompson, Atlanta, from 2015 to 2018; EVP, Global Executive Creative Director and Group Creative Director at the advertising agency of McCann New York from 2009 to 2015; Chief Creative Officer at the multicultural marketing and advertising agency of Uniworld Group, New York from 2007 to 2009; VP, Creative Director at the advertising agency of BBDO New York from 1993 to 2007; and he was a CoFounder at FL+G, a full-service branding agency in Denver, Colorado. Mr. Graves is also a veteran of the United States Army, where he served as Public Affairs Officer.
Mr. Graves brings together creative and business expertise to the Brandcenter, having worked on some of the world’s leading global brands (including Coca-Cola, MasterCard, the U.S. Army, GE, M&M’s, Snickers and Visa). Throughout his career, he has put a high value on collaboration and commitment to support innovation and high-quality creative work. In addition to time spent on the Ad Council’s Creative Review Committee and One Club for Creativity’s AdVersity Board, he currently sits on the boards for 600 & Rising, 4A’s Foundation and The 3% Movement.
A Fulbright scholar, he received a Bachelors in Business Administration from Howard University, a Masters of Science in Communications Design from the Pratt Institute, a Masters of Liberal Arts from Harvard University and an Ed.D in Higher Education Management from the University of Pennsylvania.
Mr. Graves’ work in marketing, branding and design brings valuable knowledge and insights to the board of directors.
Erik R. Hirsch
Mr. Hirsch has served as a Vice Chairman since 2016 and is a member of our board of directors. He is also a member of various investment committees of Hamilton Lane Advisors, L.L.C., our operating company (“HLA”). Prior to becoming our Vice Chairman, he previously served as Chief Investment Officer of HLA from 2003 to 2016. Prior to becoming Chief Investment Officer, Mr. Hirsch held the positions of Managing Director, Vice President and Associate. Before joining HLA in 1999, Mr. Hirsch was a corporate investment banker in the merger and acquisition department of Brown Brothers Harriman & Co. from 1998 to 1999. From 1995 to 1998, he was a municipal financial consultant with Public Financial Management, specializing in asset securitization, strategic consulting and sport stadium financings. Mr. Hirsch serves on the board of directors and compensation committee of Cobalt GP (formerly, Boston Illiquid Securities Offering Network, Inc.), a strategic partner of HLA. He is also the Chief Executive Officer and President of the Snug Harbor Foundation, serves on the board of directors of the Sixers Youth Foundation and is a trustee for the College of Arts & Sciences Foundation at the University of Virginia.
He received a B.A. from the University of Virginia.
Mr. Hirsch’s extensive experience in private markets, including his long tenure managing our investments as Chief Investment Officer, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations.

Leslie F. Varon
Ms. Varon is a member of our board of directors and Chair of its audit committee. She served as Chief Financial Officer of Xerox Corporation from November 2015 through December 2016 during which time she led the restructuring of the $18 billion business process services, printing equipment, software and solutions company, including the successful spin-off of its $7 billion services business. After that transaction, she became Special Advisor to the new Xerox Chief Executive Officer until March 2017 when she retired from the company. Prior to becoming Chief Financial Officer at Xerox, she was briefly Vice President of Investor Relations from March 2015 through October 2015. Before that, she served Xerox as Vice President of Finance & Corporate Controller from July 2006 to February 2015, where she oversaw global financial operating executives and had responsibility for corporate financial planning and analysis, accounting, internal audit, risk management, global real estate and worldwide shared services centers. Earlier in her career, Ms. Varon was Vice President Finance & Operations support for Xerox’s North American business, Vice President Xerox Investor Relations and Corporate Secretary and Director of Corporate Audit. From 2006 to 2017, she served on the board of Xerox International Partners, a joint venture between Xerox Corporation and Fuji Xerox Corporation, representing Xerox Corporation’s ownership stake. Ms. Varon serves on the boards of Dentsply Sirona Inc. (Nasdaq: XRAY) and is Chair of its audit committee, and Lam Research Corporation (Nasdaq: LRCX) and is Chair of its audit committee.
She received a B.A. from Binghamton University and an M.B.A. with concentrations in finance and marketing from Virginia Polytechnic Institute and State University.
Ms. Varon’s extensive financial background, combined with her investor engagement and corporate governance expertise and demonstrated success in business transformation, crisis management and balance sheet optimization, brings valuable knowledge and insights to the board of directors.
The board of directors recommends a vote “FOR” the election of Messrs. Graves and Hirsch and Ms. Varon as Class II directors.
Directors continuing in office with terms expiring in 2022
Mario L. Giannini
Mr. Giannini is our Chief Executive Officer, a member of our board of directors and Chair of its compensation committee. He is also a member of various HLA investment committees. Mr. Giannini has been our Chief Executive Officer since 2001. Prior to becoming Chief Executive Officer, Mr. Giannini was the President of HLA from 1998 to 2001. Prior to joining the firm in 1993, he served as Executive Vice President and General Counsel of Industrial Valley Title Insurance Company from 1989 to 1992, Deputy General Counsel of Fidelity Bank in Philadelphia from 1984 to 1989 and Senior Attorney at Continental Illinois Bank in Chicago from 1979 to 1983.
He received a B.A. from California State University, Northridge, a J.D. from Boston College and a Master of Laws degree from the University of Virginia. He is a former member of the state bars of California and Illinois.
Mr. Giannini’s extensive experience in private markets, including his long tenure overseeing our strategic direction as Chief Executive Officer, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations.
Hartley R. Rogers
Mr. Rogers is Chairman of our board of directors and serves on its compensation committee. He is also a Managing Director and a member of various investment committees of HLA. Prior to serving as Chairman, Mr. Rogers was Chairman of the board of HLA.

Prior to joining the firm in 2003, he was a Managing Director and investment committee member of DLJ Merchant Banking Partners III, a $5.3 billion private equity fund, from 2001 to 2002. Before that, he was a Managing Director in the Private Equity Division of Credit Suisse First Boston from 1997 to 2001. Prior to joining CSFB in 1997, Mr. Rogers was a Managing Director of Morgan Stanley, where his responsibilities included serving as President of the general partners of the Princes Gate Investors family of private equity funds. He worked at Morgan Stanley from 1981 to 1983, 1986 to 1993 and 1995 to 1997.
Mr. Rogers is an observer on the board of directors of Russell Investments Group, Ltd., a strategic partner of HLA. He also serves as Chairman of the advisory board of HarvardX, the online learning initiative of Harvard University. Mr. Rogers also serves on the board of the Institute of International Education, where he is the Chairman of its investment committee, the board of Bessemer Securities Corporation and the board of managers of Bessemer Securities LLC. He previously served on the boards of the Metropolitan Opera, the Green Vale School and the Peoples’ Symphony Concerts. As of May 2018, Mr. Rogers stepped down as a director of Acadia Healthcare (Nasdaq: ACHC).
He received an A.B. magna cum laude from Harvard College and an M.B.A. from Harvard Business School with High Distinction, including the designation of Baker Scholar.
Mr. Rogers’ extensive experience in private markets, including his long tenure as our Chairman, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations.
Directors continuing in office with terms expiring in 2023
David J. Berkman
Mr. Berkman is a member of our board of directors and serves on its audit committee. Since January 2000, Mr. Berkman has served as the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in telecommunications infrastructure operations and investments. He serves on the boards (or equivalent bodies) of Audacy, Inc. (NYSE: AUD) (formerly, Entercom Communications Corp. (NYSE: ETM)), as Lead Director, and on its audit, compensation (Chair) and executive committees, Rotor Acquisition Corp. (NYSE: ROT) and on its audit, compensation and corporate governance and nominating (Chair) committees, Franklin Square Holdings, LP and Chemimage, Inc. and on its compensation committee and on the advisory committee of First Round Capital, a venture firm. Mr. Berkman also serves on the board of overseers of the University of Pennsylvania School of Engineering and Applied Science. He previously served on the boards of Actua Corporation until 2018 and Diamond Resorts International, Inc. until 2016.
He received a B.S. in Economics from the Wharton School of the University of Pennsylvania.
Mr. Berkman’s extensive experience in private markets, in the start-up and operation of various platforms, as well as his long-standing service on other public company boards, enables him to bring valuable investment, operations and governance knowledge to the board of directors. Additionally, his insight in the areas of corporate finance, financial reporting, and accounting and controls is valuable to the Company.
O. Griffith Sexton
Mr. Sexton is a member of our board of directors and serves on its audit and compensation committees. He served on the board of HLA from 2003 until our initial public offering (“IPO”) in 2017. From 2000 to 2020, he was a visiting lecturer at Princeton University, where he taught courses in corporate finance, and he was an adjunct professor of finance at Columbia Business School from 1995 to 2010. Prior to working in academia, Mr. Sexton was an investment banking professional at Morgan Stanley from 1973 to 1995, where he served as a Managing Director from 1985 to 1995. His responsibilities included the development and execution of advisory assignments involving major corporate transactions such as mergers, acquisitions, divestitures, corporate defense, recapitalizations, financial restructurings, joint ventures, spin-offs and squeeze outs. He has served as an advisory director of Morgan Stanley from 1995 to 2005 and from 2014 to the present. Mr. Sexton was a member of the board of directors of Morgan Stanley from 2005 to 2014 and of Investor AB, a publicly traded Swedish investment company, from 2003 to 2015.
He received a B.S.E. cum laude from Princeton and an M.B.A. from Stanford and is a former U.S. naval aviator and Vietnam veteran.
Mr. Sexton’s broad experience in finance and academia brings valuable insight, an in-depth understanding of the industry and a unique perspective to the board of directors.

EXECUTIVE OFFICERS
The table below sets forth information with respect to our executive officers, other than Messrs. Rogers, Giannini and Hirsch, as of July 7, 2021. Information regarding Messrs. Rogers, Giannini and Hirsch can be found directly above under “Proposal No. 1—Election of Directors.”

Name	Age	Position
Atul Varma	47	Chief Financial Officer and Treasurer
Michael T. Donohue	46	Controller and Managing Director
Lydia A. Gavalis	57	General Counsel and Secretary
Juan Delgado-Moreira	50	Vice Chairman
The following is a brief biographical summary of the experience of our executive officers:
Atul Varma
Mr. Varma joined the firm as Chief Financial Officer and Treasurer in January 2020 from BNY Mellon Wealth Management, an affiliate of the Bank of New York Mellon Corporation and a provider of wealth advice across investments, banking, custody and wealth and estate planning, where he served as Chief Financial Officer from September 2010 to April 2014 and then as Head of Business Strategy from March 2014 to September 2018. During his tenure at BNY Mellon Wealth Management, Mr. Varma led strategic partnerships with other large financial services firms to expand services, was responsible for digital strategy, including implementing a new CRM system, led mergers and acquisitions and managed the finance department and overhauled its reporting system to improve the accuracy, relevance and timeliness of information. Prior to joining BNY Mellon, Mr. Varma served as Chief Financial Officer of various divisions of Bank of America Corporation’s Global Wealth and Investment Management group between 2005 and 2010 and as Vice President, Corporate Financial Planning & Analysis at Citigroup, Inc. from 2000 to 2005. In addition to his corporate experience, Mr. Varma holds several board seats, including at The Partnership, Inc., a nonprofit that promotes opportunities for people of color in the corporate world, and the Leadership Board and Research Oversight Committee of Beth Israel Lahey Health, a world-class teaching hospital affiliated with Harvard Medical School.
He received a B.S. in Accounting from Binghamton University and an M.B.A. from Columbia University. He is a chartered financial analyst and a certified public accountant (inactive).
Michael T. Donohue
Mr. Donohue has been our Controller and a Managing Director in our Finance Department since 2008, where he oversees internal reporting, SEC and external reporting, tax and financial planning and analysis. Prior to joining the firm in 2008, Mr. Donohue was Assistant Controller at an international chemical manufacturer. Previously, he was an audit manager with KPMG in Philadelphia. He began his career at Crown Holdings, where he held several accounting positions.
He received a B.S. in Accounting from The Pennsylvania State University and an M.B.A. from Villanova University and is a certified public accountant. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.
Lydia A. Gavalis
Ms. Gavalis has been our General Counsel and Secretary since 2017. She is responsible for Hamilton Lane’s global legal affairs, directly and through her legal team. Prior to joining the firm in 2016, Ms. Gavalis worked for SEI Investments Company for more than 18 years where she served as Division General Counsel of SEI’s Institutional Investors business segment, General Counsel for both SEI Private Trust Company, a U.S. federal savings association, and SEI Trust Company, a U.S. state-charted trust company, Head of SEI’s Corporate

Legal Services team and Director & General Counsel of the company’s London-based asset management firm, SEI Investments (Europe) Limited.
She received a B.A. from Rosemont College, where she received the E.R.S. Law School award, and a J.D. from Temple University School of Law. She is a member of the bar of the Commonwealth of Pennsylvania.
Juan Delgado-Moreira
Mr. Delgado-Moreira was named a Vice Chairman in June 2018 and serves as the head of our Asia business. He is a member of various HLA investment committees and leads our Asian investment activities and client relationships. Prior to joining the firm in 2005, Mr. Delgado-Moreira was an Investment Manager at Baring Private Equity Partners Ltd. in London, where he focused on mid-market private equity in Europe. Previously, Mr. Delgado-Moreira held senior research positions at institutions in the United Kingdom, including the University of Essex, and was a lecturer and Fulbright Scholar at Stanford University. Mr. Delgado-Moreira began his career as an analyst in Madrid, Spain at the Sociedad Estatal de Participaciones Industriales (formerly known as the Instituto Nacional de Industria).
He received a B.A. in Political Science and Sociology and a Ph.D. in Research Methods/Statistics from the Universidad Complutense de Madrid. He is a chartered financial analyst and a member of the CFA Institute.

CORPORATE GOVERNANCE
Code of Ethics
Our Code of Conduct and Ethics (the “Code of Ethics”) is binding on all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics is available on our website at www.hamiltonlane.com under “Shareholders”. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Ethics to the extent applicable to our Chief Executive Officer, Chief Financial Officer or Controller or that relates to any element of the SEC’s definition of a “code of ethics”.
Director Independence
Our board of directors consists of Hartley R. Rogers, Mario L. Giannini, David J. Berkman, R. Vann Graves, Erik R. Hirsch, O. Griffith Sexton and Leslie F. Varon. Mr. Rogers serves as Chair.
Our board of directors has determined that Messrs. Berkman, Graves and Sexton and Ms. Varon are each “independent” as defined under Nasdaq rules. In making this determination, the board of directors considered the relationships that each individual has with our Company and all other facts and circumstances that the board of directors deemed relevant in determining his or her independence, including ownership interests in us.
We are a “controlled company” under Nasdaq rules and therefore qualify for an exemption from the requirements that our board of directors consist of a majority of independent directors, that we establish a compensation committee consisting solely of independent directors and that our director nominees be selected or recommended by independent directors. Our audit committee consists of Ms. Varon and Messrs. Berkman and Sexton. Ms. Varon serves as Chair.
Board Risk Oversight
Our board of directors is responsible for overseeing our risk management process. It focuses on our general risk management strategy and the most significant risks facing us, and it oversees the implementation of risk mitigation strategies by management. It is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, financial risks and risks associated with corporate governance, business conduct and ethics and is responsible for overseeing the review and approval of related-party transactions. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Pursuant to the board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the board of directors and its committees.
Communications with Directors
Interested parties may communicate with our board of directors or with an individual director by writing to our board of directors or to the particular director and mailing the correspondence to: c/o Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary. The Secretary will promptly relay to the addressee all communications that she determines require prompt attention and will regularly provide our board of directors with a summary of all substantive communications.

Director Nominations
As a controlled company under applicable Nasdaq rules, we are not required to have a nominating committee of independent directors. HLAI, our controlling stockholder, identifies our director nominees, including Messrs. Graves and Hirsch and Ms. Varon, our nominees for election at the Annual Meeting.
The board of directors also will consider candidates for director recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The board of directors will evaluate such recommendations in accordance with our Certificate of Incorporation, Bylaws and such other criteria it deems appropriate. Nominees for director must:
•possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;
•have diversity of race, gender, nationality and creed;
•have a genuine interest in the Company and recognition that as a member of the board, each director is accountable to all stockholders of the Company, not to any particular interest group;
•have a background that demonstrates an understanding of business and/or financial affairs;
•have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and our stockholders;
•have the ability and be willing to spend the time required to function effectively as a director;
•be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and
•have independent opinions and be willing to state them in a constructive manner.
Although the board of directors does not have a formal diversity policy, diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and experience in business, government and education and in private markets, asset management and other areas relevant to our activities are factors in the selection process. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section above entitled “Questions and Answers—How do I recommend a director nominee?”
Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders, and all of our directors attended last year’s meeting, except for Mr. Graves, who was not a director at the time of last year’s meeting.
Related-Party Transaction Approval Policy
Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our audit committee has adopted a formal Related-Party Transaction Policy, pursuant to which the audit committee reviews all transactions in which we and our executive officers, directors (including director nominees) and stockholders owning in excess of 5% of our Class A common stock or their immediate family members are participants and which involve more than $120,000. The audit committee must approve or ratify any related-party transaction for it to be consummated or continue.
The audit committee reviews related-party transactions as they arise and are reported to the audit committee. The audit committee also reviews materials prepared by our board of directors and our executive officers to determine whether any related-party transactions have occurred that have not been reported. In reviewing any related-party transaction, the audit committee is to consider all relevant facts and circumstances, including the aggregate dollar value of the transaction, the related party’s relationship to us and interest in the transaction, and the benefits to us of the transaction. The audit committee determines, in its discretion, whether the proposed transaction is in the best interests of Hamilton Lane and our stockholders.
Board of Directors Leadership Structure
Our board of directors will fill the Chairman of our board of directors and CEO positions based upon its view of what is in the best interests of Hamilton Lane. The CEO and Chairman may, but need not be, the same person. Currently, Mr. Rogers is the Chairman of our board of directors and Mr. Giannini is our CEO.
We believe this leadership structure is best for our company and our stockholders at this time. Separating these positions allows our CEO to focus on our day-to-day business while allowing the Chairman to lead our board of directors in its fundamental role of formulating strategy and providing advice to and oversight of management. Our board of directors recognizes the time, effort and energy that the CEO must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our oversight responsibilities continue to grow. Our board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors recognizes that, depending on the circumstances, other leadership models, such as combining the role of Chairman of the board of directors with the role of the CEO, might be appropriate. Accordingly, our board may periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.
The small size of our board of directors and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information and other matters. On occasion, our board of directors will hold separate meetings for independent directors without management present. These meetings are generally held in conjunction with regularly scheduled meetings and at other times as requested by an independent director.
Our board of directors believes that management speaks for Hamilton Lane. While individual non-employee directors may, from time-to-time, meet or otherwise communicate with various constituencies that are involved with us, it is expected that directors would do this with the knowledge of management and, absent unusual circumstances, only at the request of management.
Board of Directors Meetings and Committees
Our board of directors held eight meetings in fiscal 2021. Each director attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the board of directors and the committee(s) on which he or she served in fiscal 2021.
Our board of directors has an audit committee and a compensation committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our board of directors may determine or until their earlier resignation or death. Each committee is governed by a written charter, which is posted on our website at www.hamiltonlane.com under “Shareholders”. From time to time, our board of directors may also establish other, special committees when necessary to address specific issues.

Audit Committee
We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee consists of Ms. Varon and Messrs. Berkman and Sexton, with Ms. Varon serving as the Chair. Our board of directors has affirmatively determined that Ms. Varon and Messrs. Berkman and Sexton each meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the Nasdaq rules. The board of directors has also determined that each of the audit committee members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
The audit committee is responsible for, among other things:
•appointment, termination, compensation and oversight of the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attestation services;
•considering and approving, in advance, all audit and non-audit services to be performed by independent accountants;
•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;
•determining compensation of the independent auditors, compensation of advisors hired by the audit committee and ordinary administrative expenses;
•reviewing quarterly financial statements prior to their release;
•reviewing and assessing the adequacy of a formal written charter on an annual basis;
•reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and
•handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.
The audit committee held eight meetings in fiscal 2021.
Compensation Committee
Unless otherwise stated, “compensation committee” is used in this proxy statement to refer to the compensation committee of the HLI board of directors, rather than the compensation committee of HLA. For more information on the distinction between the two committees, please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Committee Operation” below. Our compensation committee consists of Messrs. Giannini, Rogers and Sexton, with Mr. Giannini serving as the Chair.

The compensation committee is responsible for, among other things:
•reviewing and approving the compensation and benefits of all of our executive officers and key employees;
•monitoring and reviewing our compensation and benefit plans, including incentive compensation arrangements;
•establishing and monitoring director compensation;
•annual evaluation of the performance of its duties under its charter; and
•such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.
In connection with the performance of its duties, the compensation committee has (i) unrestricted access to and assistance from the officers, employees and independent auditors of the Company and such resources and support from the Company as the compensation committee deems necessary or desirable and (ii) the authority to employ, at the expense of the Company, such experts and professionals as the compensation committee deems necessary or desirable from time to time.
The compensation committee held one meeting in fiscal 2021.
Neither the Company, management nor the compensation committee retained a compensation consultant for fiscal 2021.
Prohibitions on Hedging and Pledging Transactions
Our Insider Trading Policies and Procedures specifically prohibit our directors, officers and other employees from entering into hedging transactions related to Hamilton Lane securities, including prepaid variable forward contracts, equity swaps, collars, exchange funds and any other transaction that permits a director, officer or other employee to continue to own Hamilton Lane securities without the full risks and rewards of ownership. Similarly, these individuals are also prohibited from pledging Hamilton Lane securities as collateral for a loan.
Corporate Responsibility
For 30 years, Hamilton Lane has proudly helped our clients and their beneficiaries achieve more financially secure futures. We believe responsible and sustainable investing is a global business imperative and is key to building long-term value in a rapidly changing and increasingly complex world. Many nations, communities and individuals are demanding that companies prioritize environmental, social and governance (“ESG”) issues, as well as advance more diverse, equitable and inclusive workplaces. Investment sectors cannot afford to sit on the sidelines of these issues, and that certainly holds true for the private markets.
As a global leader in our asset class, Hamilton Lane has consistently been at the forefront of industry changes, often helping to influence and drive them. And our commitment to responsible and sustainable investing practices is no exception. In fact, one needs to look no further than our mission statement – we enrich lives and safeguard futures – to see that the notion of investing responsibly is core to our culture and values. To accomplish this, we are committed to selecting investment partners who we believe share our values and those of our clients. Responsible investing makes good business sense as it integrates the desire for reducing risk with the goal of creating better outcomes for all stakeholders.
Our Continued Commitment to ESG & Sustainability Issues
Hamilton Lane has long been focused on ESG issues, and has been formally issuing our ESG Questionnaire to fund managers since 2010. Our Responsible Investment Committee (“RIC”) was established in

2012, and each of our investment teams factor ESG considerations into their investment processes. We raised our first dedicated Impact Opportunities Fund in 2019 and our second Impact Opportunities Fund earlier this year, with each fund seeking to make direct investments in businesses with a focus on environmental and social impact.
In 2020, we appointed Paul Yett, a long-tenured, senior member of our organization, to the newly-created position of Director of ESG & Sustainability. A near 25-year veteran of the firm, Mr. Yett is now focused on bringing more cohesion, consistency, and centralization to our efforts. Mr. Yett, along with our Global Head of Investments, Brian Gildea, now lead our RIC. Mr. Yett recently oversaw the creation of our inaugural ESG report and is actively growing our dedicated ESG team and resources.
Within our broader organization, the events of the past year have brought about honest conversations, deep reflection, and tangible developments. We continue to evolve our efforts and to expand our commitment to promoting and supporting a more diverse workplace and last year adopted a new corporate value - “Promoting Equity and Inclusion from Within.” In addition, our Human Resources Department, in conjunction with the firm’s Diversity, Equity & Inclusion (“DE&I”) Council, introduced “HL-All,” a strategic plan to intentionally embed DE&I into our company values, culture, recruiting and retention practices. Simply stated, the more diversity we can bring to the private markets, the more our industry can thrive.
We recently moved into our new headquarters in Conshohocken, Pennsylvania, a suburb of Philadelphia. The office is pursuing both LEED (Leadership in Energy and Environmental Design) and Fitwel certifications. We incorporated ESG considerations into our design and furnishing choices, and the office will offer increased spaces designated for personal wellness, mental health and well-being and employee connectivity. HL Green, an employee-led initiative formed in 2019, plans to continue researching and advising on opportunities for the firm to engage employees in practices that help protect the environment and promote sustainability both in the office and beyond.
Safeguarding Futures
At Hamilton Lane, we take seriously our goal of generating strong investment returns for our clients and their beneficiaries, while incorporating ESG and sustainability principles into our investing practices. Our long-standing focus on ESG and sustainability issues has been reinvigorated in part because of the events of the past year, the growing importance such practices have for our clients, and our own genuine commitment to responsible investing.
Investing Responsibly
Hamilton Lane’s RIC was established in 2012 and is responsible for oversight, strategy and guidance on all ESG matters, including our ESG policy. Our longstanding RIC shows the importance of responsible investing and effective ESG risk management at Hamilton Lane.
The RIC meets regularly to determine relevant updates to our corporate ESG policy and to ensure continued thought development on ESG policy. RIC members are also present at every investment committee meeting to monitor investment compliance with the corporate ESG policy. The RIC meets separately when an investment has significant ESG risk and/or when compliance with corporate ESG policy is not straightforward.
Furthermore, we have been a signatory to the United Nations Principles for Responsible Investment (“PRI”) since 2008 and, recently, Managing Director Ana Lei Ortiz has served as a PRI Private Equity Advisory Committee Member. We also helped develop the PRI Limited Partners’ Responsible Investment Due Diligence Questionnaire.
In addition, we participate every year in the PRI’s annual Transparency Assessment (which has recently become mandatory). It is designed to provide feedback to signatories to support ongoing learning and development, as well as to be a key step in building a common language and industry standard for reporting and responsible investment activities. In the 2019/2020 reporting cycle, we received an “A+” grade for our performance in the Indirect Private Equity category and an “A” grade in the Strategy & Governance category.
Environmental Best Practices
Climate change and environmental degradation are among the largest challenges that face the investment industry and humanity as a whole. A purely exclusionary approach is not sufficient to solve these problems, but rather a holistic one is required. As an influential voice in the private markets, Hamilton Lane seeks to identify managers and investments that incorporate environmental best practices, some of which include:
•An official Environmental Policy Statement at the managing company and portfolio company level—This statement should set clear messaging and expectations from the top down.
•Robust environmental due diligence—Managers must consider the material risks and opportunities that arise from an investment’s impact on the natural world.
•A focus on reducing the carbon footprint of the management company and portfolio companies—Material and measurable reductions demonstrate a commitment to a better future and create a favorable position for future regulation.
•Efforts toward compliance with the Task Force on Climate-Related Financial Disclosures (“TCFD”)—TCFD has become a widely accepted framework for monitoring and reporting climate-related risks and potential opportunities.
•Monitoring and reporting of environmental key performance indicators (“KPIs”)—Transparency with limited partners and general partners enhances accountability.
While we ask the same questions of each general partner through our request-for-information process, we recognize that risks vary by sector and deal and understand a suitable environmental risk mitigation strategy will depend on the associated risks of the manager’s investment focus. Strategies such as energy, which have much higher relative material environmental risks, will receive added scrutiny in the due diligence process.
Committing to Allyship
As a firm, Hamilton Lane acknowledges the systemic racism that oppresses billions of people around the world, and we recognize that we share in the responsibility to listen to our communities, to understand the issues and to act. We are committed to offering attention, influence and resources to be part of the solution.
Building a better future means joining together in our efforts through increased engagement and continued sharing of ideas, concerns and personal experiences. As one of our core values states, we strive to “Do the Right Thing,” a value we leaned on especially in 2020 as protests against social injustice and Black Lives Matter movements spread across the United States and around the world. One of the first steps our organization took was to heed the advice of those leading the movements: That is, to begin listening and reflecting on our actions and opportunities for allyship. Then, and with the recognition that there would be much more work to do, we took some initial, but meaningful, action. As noted above, in an effort to further expand our commitment to promoting and supporting a more diverse workforce, we announced the adoption of a new corporate value – “Promoting Equity and Inclusion from Within,” as well as:
•A new strategic plan aimed at expanding upon existing efforts to intentionally embed diversity, equity and inclusion into the fabric of the firm’s values, culture, and recruiting and retention practices. The plan outlines enhanced recruiting and retention efforts, including an emphasis on ongoing training, accountability and inclusivity.

•Employees were granted extra volunteer time off to use toward any activity in support of social justice movement.
•We began to identify ways in which our employees could listen to and learn from each other. Our Diversity, Equity & Inclusion Speaker Series, which launched in 2017 as a means to provide outside perspectives on DE&I issues, shifted its focus to activism and social justice, hosting speakers on topics such as corporate responsibility, general awareness of racism and implementing effective approaches to racial equality.
•Our DE&I Council also launched a new series called Social Justice Chats (“#SJChats”), a series of employee-facilitated small group conversations about racial and social inequities, barriers and constructs.
These developments speak to Hamilton Lane’s acknowledgment of the present moment and important progress underway, as well as to our long-standing commitment to advancing women and other underrepresented groups within the private markets industry.
Social Best Practices
The year 2020 will be widely remembered as one of tragedy, upheaval and transformation. We hope it will also be recognized as a year that enhanced awareness of social inequities, and provoked deep reflection and conversation among individuals, communities and companies around the world.
Hamilton Lane has long prioritized both our internal diversity efforts across our global teams and the health of the communities in which we invest and operate. We seek to partner with managers who share our dedication to these issues and exhibit best practices, including:
•An official DE&I policy statement at the managing and portfolio company levels
•A focus on expanding diversity of decision-making within the managing and portfolio company management
•A diverse board composition
•Diversity mandates for hiring third-party service providers
•Monitoring and reporting of social KPIs
•Supplier due diligence
Promoting Equity & Inclusion from Within
In today’s world, humans are intertwined in a way unlike any other time in our history. Across the globe, nations, communities and individuals are demanding that companies prioritize ESG and sustainability issues, as well as advance more diverse, equitable and inclusive workplaces. It is our view that the more diverse professionals we can attract to our asset class, the more our industry can thrive. We know that smart teams do great things, but diverse teams can do truly incredible things, and the way to affect change is to help create it.
We leverage our status as a global leader in the private markets to advance these initiatives in an effort to benefit our clients, our employees, our industry and our communities.
We are proud of our organization’s history of embracing and championing diversity. That authentic commitment is demonstrated by the meaningfully diverse representation across our organization. As of March 31,

2021, 51% of our employees were minorities or women and 48% of departments were led by minorities or women. Those figures are well above the averages for our industry.
We know that talent is everywhere, but that not all talent has access. Our goal is to provide a path for more diverse professionals to become part of the private markets industry.
We are guided by a genuine belief that in order to diversify and, therefore, improve the composition of our asset class, we must advocate for, educate and include women and ethnically diverse candidates early and often. Our partnerships with organizations such as Girls Who Invest, Cristo Rey Philadelphia, and Big Brothers Big Sisters, as well as initiatives such as the Hamilton Lane Women’s Exchange (“HLWE”), our annual Undergraduate Women’s Summit and our targeted campus recruiting program, are a testament to this belief.
In early 2021, Hamilton Lane became a signatory to the Institutional Limited Partners Association’s newly announced Diversity in Action Initiative. This effort focuses on foundational actions that limited partner and general partner organizations are taking to advance diversity, equity and inclusion, both internally and throughout the industry more broadly. Hamilton Lane is honored to join our founding co-signatories in this important effort across our industry, and we remain committed to creating and maintaining an inclusive and collaborative workplace across the world.
In addition to our recruiting and retention efforts, we recognize that a true commitment to diversity requires a proactive and multi-faceted approach. We have multiple employee-led programs designed to help our colleagues with skill development, career progression and work-life balance, as well as to facilitate open dialogues around important topics such as race, inclusion and social justice, including:
•Coffee Connects—internal networking opportunities for Hamilton Lane women intended to facilitate building new relationships and sharing of experiences across the organization
•DE&I Speaker Series—interview series intended to promote and encourage the honest discussion of issues related to diversity and inclusion within our firm and broader industry
•HLWE—creating experiences designed to bring Hamilton Lane women together to support their development and success
•Mentoring Program—formal program designed to help employees foster relationships with more experienced colleagues and/or peers in different departments for professional and personal development and growth
•#SJChats—employee-facilitated small group sessions discussing a variety of racial inequality and social justice topics
At Hamilton Lane, we remain fully committed to Diversity, Equity & Inclusion. Our success is because of our people – our colleagues across the globe who bring their authentic selves to work every day. Together, we believe diverse perspectives lead to informed decisions designed to benefit our clients, our employees and our competitive edge.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
Based solely on (i) our review of reports submitted to us, including any amendment thereto, and (ii) written representations of our directors, executive officers and certain beneficial owners of more than 10% of our Class A common stock, we believe that all reports required to be filed under Section 16(a) of the Exchange Act, with respect to transactions in our equity securities due for fiscal 2021, were filed on a timely basis.

DIRECTOR COMPENSATION
Our policy is to not pay director compensation to directors who are also our employees. We pay each of our non-employee directors an annual retainer of $125,000 in the form of cash, time-based restricted stock awarded under the Hamilton Lane Incorporated 2017 Equity Incentive Plan, as amended (the “2017 Equity Plan”), or a combination of both, at their election. The restricted stock vests one year after the date of grant. The Chair of the audit committee also receives an additional $15,000 annual cash retainer. All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors and its committees.
For fiscal 2021 service, Mr. Berkman elected to receive his annual retainer in cash, Mr. Sexton elected to receive his annual retainer in restricted stock and Ms. Varon elected to receive her annual retainer in equal portions of cash and restricted stock. She received her retainer for service as Chair of the audit committee in cash. Mr. Graves was appointed to the board of directors in March 2021 and received a prorated retainer in cash.
The following table shows compensation paid to our non-employee directors in fiscal 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David J. Berkman	$125,000	$—	$125,000
R. Vann Graves	$9,932	$—	$9,932
O. Griffith Sexton	$—	$122,772	$122,772
Leslie F. Varon	$77,500	$61,349	$138,849

(1)    Reflects the grant date fair value of a restricted stock award made during fiscal 2021 as compensation for service on our board of directors through our 2021 Annual Meeting of Stockholders, computed in accordance with U.S. generally accepted accounting principles (“GAAP”) pertaining to equity-based compensation. See “Compensation and Benefits” in Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements included in Item 8 of our 2021 Form 10-K.

OWNERSHIP OF COMMON STOCK
The following table sets forth information regarding the beneficial ownership of Hamilton Lane Incorporated Class A common stock and Class B common stock by:
•each person known to us to beneficially own more than 5% of our Class A common stock or our Class B common stock;
•each of our directors;
•each of our named executive officers; and
•all directors and executive officers as a group.
Except as otherwise noted, this information is given as of July 7, 2021, the record date for the Annual Meeting.
As described in “Certain Relationships and Related-Party and Other Transactions—The Reorganization—Exchange Agreement,” each Class B holder and Class C holder is entitled to have its Class B units or Class C units, as applicable, exchanged for Class A common stock on a one-for-one basis, or, at our option, for cash. Each Class B holder holds one share of Class B common stock for each Class B unit it beneficially owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Class B units each Class B holder beneficially owns. The number of shares of Class A common stock listed in the table below represents (i) shares of Class A common stock directly owned plus (ii) the number of Class C units each Class C holder beneficially owns, and assumes no exchange of Class B units for Class A common stock.
As discussed in “Certain Relationships and Related-Party and Other Transactions—The Reorganization—Stockholders Agreement,” certain Class B holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement in connection with our IPO pursuant to which they agreed to vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote. Because they are a “group” under applicable securities laws, each party to the stockholders agreement is deemed to be a beneficial owner of all securities held by all other parties to the stockholders agreement. The below table disregards shares owned by the group and lists only common stock in which the listed stockholder has a pecuniary interest. The group files reports on Schedule 13D periodically as required by law to disclose its holdings.

Unless otherwise indicated, the address for all persons listed in the table is: c/o Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428.

	Common stock owned						% of total voting power	% total economic interest in HLA
	Class A			Class B
Name of Beneficial Owner	Number		%	Number		%
Named Executive Officers and Directors:
Mario L. Giannini	96,498		*	3,812,331	(1)	23%	19%	7%
Atul Varma	3,248		*	—		—	*	*
Erik R. Hirsch	64,650		*	1,109,781	(2)	7%	5%	2%
Juan Delgado-Moreira	1,311,233		4%	—		—	*	2%
Kevin J. Lucey	99,606	(3)	*	190,869	(3)	1%	*	*
Hartley R. Rogers	26,259		*	7,789,067	(4)	47%	38%	15%
David J. Berkman	25,000		*	—		—	*	*
R. Vann Graves	10		*	—		—	*	*
O. Griffith Sexton	12,858		*	832,466	(5)	5%	4%	2%
Leslie F. Varon	4,571		*	—		—	*	*
All executive officers and directors as a group (11 persons)	1,611,108		4%	13,570,464		81%	67%	28%
Other 5% Beneficial Owners:
HLA Investments, LLC(6)	—		—	9,922,057		59%	49%	18%
HL Management Investors, LLC(7)	813,388		2%	2,711,794		16%	14%	7%
The Vanguard Group(8)	2,590,543		7%	—		—	1%	5%
Wasatch Advisors, Inc.(9)	2,199,519		6%	—		—	1%	4%
BlackRock, Inc.(10)	3,554,594		10%	—		—	2%	7%
Wellington Management Group LLP(11)	4,713,156		13%	—		—	2%	9%

* Represents beneficial ownership of less than 1%.

(1)    This consists of 949,595 shares beneficially owned directly by Mr. Giannini, 2,579,104 shares beneficially owned by Hamilton Lane Advisors, Inc., which is an S-corporation that is wholly owned by Mr. Giannini, and 283,632 shares beneficially owned by HLAI in which Mr. Giannini has a pecuniary interest. This number does not include, and Mr. Giannini disclaims beneficial ownership of, shares owned by HLAI in which he does not have a pecuniary interest. See footnote 6.
(2)    This number includes shares beneficially owned by HLMI in which Mr. Hirsch has a pecuniary interest. This number does not include, and Mr. Hirsch disclaims beneficial ownership of, shares owned by HLMI in which he does not have a pecuniary interest. See footnote 7.
(3)    This number includes shares beneficially owned by HLMI in which Mr. Lucey has a pecuniary interest. This number does not include, and Mr. Lucey disclaims beneficial ownership of, shares owned by HLMI in which he does not have a pecuniary interest. See footnote 7.
(4)    This number represents the shares beneficially owned by HLAI in which Mr. Rogers or a Rogers family trust has a pecuniary interest. HLAI is controlled by its managing member, which is an entity controlled by Mr. Rogers. See footnote 6.
(5)     This number consists of shares beneficially owned by HLAI. Mr. Sexton is the trustee of two family trusts that have a pecuniary interest in these shares, and he shares voting and dispositive power over these shares with Mrs. Barbara Sexton. This number does not include, and Mr. Sexton disclaims beneficial ownership of, shares beneficially owned by HLAI in which his affiliated trusts do not have a pecuniary interest. See footnote 6.

(6)    HLAI is owned by an affiliate of Mr. Rogers, family trusts of Mr. Sexton, Mr. Giannini, Oakville Number 2 Trust and other outside investors. Mr. Rogers controls the managing member of HLAI. Pursuant to the stockholders agreement, HLAI directs the votes of the voting group comprised of significant outside investors, members of management and significant employee owners. The voting group beneficially owns 19,386,724 shares of Class A common stock as reported in its Schedule 13D/A filed on March 19, 2021.
(7)    Certain of our executive officers and other employees beneficially own a portion of their shares of our Class A common stock through HLMI.
(8)     Based solely on information reported in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. As reported in such filing, The Vanguard Group is the beneficial owner of 2,590,543 Class A shares, constituting approximately 7% of the Class A shares outstanding, with shared voting power with respect to 71,579 shares, sole dispositive power with respect to 2,495,185 shares and shared dispositive power with respect to 95,358 shares. Certain subsidiaries of The Vanguard Group beneficially own portions of the shares reported in the Schedule 13G/A filed with the SEC. The Vanguard Group is located at 100 Vanguard Blvd., Malvern, PA 19355. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.
(9)    Based solely on information reported in a Schedule 13G/A filed with the SEC on February 11, 2021 by Wasatch Advisors, Inc. As reported in such filing, Wasatch Advisors, Inc. is the beneficial owner of 2,199,519 Class A shares and has sole voting and sole dispositive power with respect to all such shares, constituting approximately 6% of the Class A shares outstanding. Wasatch Advisors, Inc. is located at 505 Wakara Way, Salt Lake City, UT 84108. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.
(10)    Based solely on information reported in a Schedule 13G/A filed with the SEC on March 10, 2021 by BlackRock, Inc. As reported in such filing, BlackRock, Inc. is the beneficial owner of 3,554,594 Class A shares, constituting approximately 10% of the Class A shares outstanding, with sole voting power with respect to 3,384,567 shares and sole dispositive power with respect to all 3,554,594 shares. Certain subsidiaries of BlackRock, Inc. beneficially own portions of the shares reported in the Schedule 13G/A, and certain of these entities have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares. BlackRock, Inc. is located at 55 East 52nd Street, New York, NY 10055. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.
(11) Based solely on information reported in a Schedule 13G/A jointly filed with the SEC on February 4, 2021 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. As reported in such filing, Wellington Management Group LLP is the beneficial owner of 4,713,156 Class A shares, constituting approximately 14% of the Class A shares outstanding, with shared voting power with respect to 4,139,999 shares and shared dispositive power with respect to 4,713,125 shares. All of the shares are owned by clients of one or more investment advisers that are directly or indirectly owned by Wellington Management Group LLP, and such clients have the right to receive, or the power to direct the receipt of, dividends from, or proceeds from the sale of, such shares. Wellington Management Group LLP is located at c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated in the table above to reflect the exchange of all outstanding Class C units into Class A common stock in the denominator.

EXECUTIVE COMPENSATION
Information about the compensation of our named executive officers is provided in this section. Our named executive officers for fiscal 2021 are:
•Mario L. Giannini, Chief Executive Officer
•Atul Varma, Chief Financial Officer
•Erik R. Hirsch, Vice Chairman of our board of directors
•Juan Delgado-Moreira, Vice Chairman
•Kevin J. Lucey, Former Chief Operating Officer (retired as of July 2, 2021)
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis we describe our executive compensation philosophy and programs and compensation decisions regarding the fiscal 2021 compensation of our named executive officers.
Compensation Philosophy
We operate in a highly competitive and regulated international business environment. Our continued growth depends on our ability to create and manage specialized funds, add new separate accounts, retain existing clients and support their respective commitments to new investment opportunities while complying with various domestic and global regulations. To aid us in meeting these objectives, we need to attract, motivate, reward, measure and retain skilled employees, officers and directors.
We compete for talent in a variety of geographic markets, within our own private markets industry and in the broader financial services sector. In order to make working at Hamilton Lane an attractive proposition for current and prospective employees, we have developed a comprehensive total rewards compensation program. The elements of this program are designed to recognize and reward individual performance and recognize contributions that align with and drive positive business results. We believe that a compensation system that incentivizes actions that grow stockholder value closely aligns our employees with the interests of our stockholders.
We offer a market-based mix of compensation elements, including:
•base salary
•annual discretionary incentive bonuses consisting of both cash and equity
•long-term equity incentives
•a carried interest plan
•various benefits generally available to all our employees
These elements represent a mix between fixed and variable compensation and short-term and longer-term compensation. We adjust the individual elements of compensation as needed to effectively compete for talent in the jurisdictions in which we do business and to comply with local law. In addition, the particular mix and weighting of elements varies depending on the functional area and level of seniority within our organization. We believe this blend of variable and longer-term components further attracts and incentivizes talent, provides an overall compensation package that is competitive with the market and encourages retention of top performers.

The compensation structure for our named executive officers is intended to balance the need of these executives for current income with the need to create long-term incentives that are directly tied to achievement of our operational targets and growth in stockholder value. As an employee’s compensation increases, a greater proportion of that employee’s total compensation is paid in the form of long-term equity and other awards relative to short-term cash compensation. We believe this more effectively motivates our senior management team, including our named executive officers, to focus on the long-term growth of our business and corresponding increases in stockholder value.
Ownership through HLA
Our named executive officers, with the exceptions of Messrs. Delgado-Moreira and Varma, and most of our other pre-IPO owners hold the substantial majority of their economic interest in our business as owners of HLA Class B units and Class C units rather than through ownership of HLI. Because Class B units and Class C units of HLA are exchangeable into shares of our Class A common stock, we believe that our named executive officers’ interests are aligned with those of our stockholders. The obligations under the exchange agreement entered into at the time of our IPO requiring our named executive officers and other senior employees to retain at least a portion of their holdings fully lapsed as of February 28, 2020.
Messrs. Delgado-Moreira and Varma hold all of their equity interests in Class A common stock.
Equity awards made since the IPO to our named executive officers, and any open market purchases by them, involve the acquisition of HLI Class A common stock.
Determination of Compensation for Named Executive Officers
The compensation of our named executive officers is designed to fit squarely within the framework of our overall compensation philosophy. Executives are eligible to be compensated using each of the elements of our compensation system, with the exact mix recommended by the HLA compensation committee, approved by the HLI compensation committee and then recommended to the HLI board of directors for approval. Executives recuse themselves from votes involving their own compensation. See “—Compensation Committee Operation.”
Compensation Elements
Base Salary
We believe that base salary of our named executive officers appropriately provides for regular payments throughout the year, but should not be the most significant component of total compensation or vary widely across senior executives. We make periodic adjustments to align base salaries for employees at similar levels.
Annual Incentive Bonus
We utilize incentive bonuses to pay performance-based compensation for individual and company performance. We pay bonuses annually, typically in March, based on the performance of the named executive officer and our overall business. Our bonus program for our named executive officers is discretionary, and begins with a recommendation by Mr. Giannini, our Chief Executive Officer. Mr. Giannini makes individual bonus recommendations to the HLA compensation committee, which discusses and approves a recommendation to the HLI compensation committee. The conclusions of the HLI compensation committee are approved by our board of directors. The amount of Mr. Giannini’s bonus is not approved by the HLA compensation committee, but is approved by the HLI compensation committee and our board of directors, with Mr. Giannini recusing himself. All of our named executive officers and senior-level employees are permitted to decline their bonuses for altruistic reasons or otherwise, and Messrs. Giannini and Rogers declined theirs for fiscal 2021 service.

We utilize a single bonus pool in which all employees participate. The size of the bonus pool is determined by our operating results and the amount of incentive fee revenue recognized during the fiscal year. Mr. Giannini then has the discretion to decrease its size to reinvest cash in our business or mitigate underperformance of our business.
The bonuses awarded to our named executive officers are influenced by overall company financial performance and attainment of business goals in each named executive officer’s specific area of oversight. Mr. Giannini considers these criteria as he sees fit in formulating his bonus recommendations. We do not utilize bonus targets or specific formulas for awarding individual bonuses to our named executive officers. Instead, we have found that a fully discretionary bonus plan motivates them to strive for exceptional performance, client experience and growth of our business. Pursuant to his offer letter entered in connection with his appointment as our Chief Financial Officer in fiscal 2020, Mr. Varma was entitled to a bonus for fiscal 2021 service of up to 200% of his base salary, 20% of which was comprised of shares of restricted stock awarded under our 2017 Equity Plan. Mr. Varma’s bonus in subsequent years will be discretionary.
In order to ensure the mix of compensation our executives receive is an appropriate mix of cash and longer-term incentive compensation, we pay a portion of the annual incentive bonus earned by our most highly compensated employees in the form of a restricted stock grant. See “—Equity Awards” below.
Equity Awards
2017 Equity Plan
In fiscal 2021, our senior-level employees were eligible to receive awards under our 2017 Equity Plan. Since our IPO, we have utilized awards of restricted shares of our Class A common stock as our principal form of long-term equity compensation. Restricted stock awards generally vest in equal annual installments over four years. We believe that a four-year vesting period encourages our named executive officers to take a longer-term view of our overall performance and stockholder value, while also serving as a retention incentive. While our more senior employees, including our named executive officers, may receive awards as part of the annual bonus process as described above, other employees may receive equity grants upon hiring, promotion, achievement of other career milestones or at the discretion of the HLA compensation committee. In those instances, the HLA compensation committee recommends such awards to the HLI compensation committee for approval, which then recommends them to the HLI board of directors.
Incentive bonuses for our most highly compensated employees, including our named executive officers, are generally paid in a combination of cash and an equity award under the 2017 Equity Plan. The percentage paid in equity increases with the total amount of base salary and bonus compensation, as set forth in the table below:

Compensation Range	Percent of Compensation Paid in Restricted Stock
$0 to $249,999	—
$250,000 to $399,999	5%
$400,000 to $599,999	10%
$600,000 to $799,999	15%
$800,000 to $1,999,999	20%
$2,000,000 and up	25%

In order to achieve this overall percentage for each individual, the portion of the annual discretionary bonus payable in equity is varied depending on the mix of other elements of compensation paid that year.
From time to time, senior employees may request to receive a higher or lower percentage of their compensation in equity than is specified in the table above, subject to the approval of the HLI compensation committee and board of directors.
For more information on our 2017 Equity Plan, please see “Executive Compensation Arrangements—Equity Compensation—2017 Equity Incentive Plan” below.
SPAC Warrants
One of the principal initiatives we undertook in fiscal 2021 was the sponsorship of Hamilton Lane Alliance Holdings I, Inc. (“HLAH”), a special purpose acquisition company (“SPAC”) that conducted its initial public offering (“IPO”) in January 2021. In connection with that IPO and in exchange for an investment in HLAH, we acquired warrants to purchase shares of HLAH Class A common stock. In recognition of services they rendered in connection with HLAH, we transferred a portion of those warrants to certain senior employees, including Messrs. Hirsch and Varma, as part of their annual bonus. The HLI compensation committee may determine to make further awards of warrants or other securities of HLAH or other SPACs we may sponsor.
For more information on the warrants, please see “Executive Compensation Arrangements—Equity Compensation—SPAC Warrants” below.
Carried Interest Awards
We maintain the Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan (amended and restated, effective as of January 1, 2018) (the “Carried Interest Plan”) to facilitate long-term performance by employees who contribute materially to our financial success, including being directly or indirectly responsible for investment performance and/or fundraising. When our fund investments are successful, they generate incentive fees payable to us over time, which we generally refer to as “carried interest.” Awards under our Carried Interest Plan are recommended by the HLA compensation committee or its delegate, approved by the HLI compensation committee and then recommended to the HLI board of directors for approval. These awards represent the right of the recipient to receive a portion of the incentive fees for a particular fund when earned in the future. This carried interest participation aligns the recipient’s economic interests with those of our clients and encourages behavior that results in positive fund performance, which contributes to our overall company performance and growth.
Awards of carried interest are generally made concurrently with the determination of the other elements of annual compensation at the end of each fiscal year. For fiscal 2021, Messrs. Delgado-Moreira, Hirsch and Varma received carried interest awards pursuant to the Carried Interest Plan. Messrs. Delgado-Moreira, Hirsch and Varma each have substantial responsibility for our investment performance and fundraising activities.
For more information on our Carried Interest Plan, please see “Executive Compensation Arrangements—Carried Interest Compensation—2016 Carried Interest Plan” below.
Other Benefits
All of our employees, including our named executive officers, have the opportunity to participate in a generous benefit package, which we consider to be favorably competitive among private markets alternative investment firms. Our Human Resources team periodically conducts an informal inquiry into benefit practices at other companies in our industry to inform this comparison. Our U.S.-based named executive officers are eligible to participate in our 401(k) plan, which is generally open to all employees in the United States. We contribute 3% of compensation, as defined in the plan, up to limits set by the Internal Revenue Service, and employees can contribute a percentage of their eligible earnings, subject to annual contribution limits set by the Internal Revenue Service. We believe that providing a vehicle for tax deferred retirement savings through the 401(k) plan adds to the overall desirability of our executive compensation package. Mr. Delgado-Moreira is based in Hong Kong and, in compliance with applicable local law, is enrolled in Hong Kong’s Mandatory Provident Fund, a mandatory retirement contribution system.
We do not offer perquisites or personal benefits to our named executive officers that are not otherwise available to all of our employees.
The Hamilton Lane Incorporated Employee Share Purchase Plan, as amended (the “ESPP”), has been in place since January 1, 2019. The purpose of the ESPP is to provide eligible Hamilton Lane employees with an opportunity to acquire an ownership interest in HLI through the purchase of our Class A common stock at a discounted price via payroll deductions. Subject to certain limitations, eligible employees may purchase Class A common stock at a price equal to 85% of the closing price of Class A common stock on Nasdaq on the last trading day of the offering period. We believe the ESPP further aligns the interests of our employees and stockholders and aids in the recruitment and retention of employees.
In order to allow participation in the ESPP by employees of our designated subsidiaries that are not corporations, the ESPP is operated as a non-qualified plan and is not intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.
Compensation Committee Operation
Because HLI is a “controlled company” under applicable Nasdaq rules, HLI is not required to have a compensation committee consisting solely of independent directors. We currently operate a compensation committee of the HLI board of directors and a compensation committee of HLA senior management. The two committees have discrete responsibilities as described below. We believe that the current composition of the HLI compensation committee and the HLA compensation committee, and the current allocation of responsibilities between them, best enable us to implement a compensation system that appropriately rewards advancement of our business goals and enhancement of stockholder value.
HLA Compensation Committee
The HLA compensation committee consists of Juan Delgado-Moreira, Lydia A. Gavalis, Mario L. Giannini, Erik R. Hirsch and Atul Varma, all of whom are executive officers of HLA. The HLA compensation committee meets in the fourth quarter of the fiscal year as compensation decisions are being made across the firm for the fiscal year ending and the upcoming year. It solicits the views of a cross-section of managers for each aspect of the business in making individual compensation decisions about each employee of Hamilton Lane. The HLA compensation committee determines and approves the compensation of all employees and, for members of senior management (including our named executive officers), makes recommendations to the HLI compensation committee. Committee members recuse themselves from voting on committee recommendations regarding their own compensation. As part of its process, the HLA compensation committee tracks each element of compensation on an individual basis, including realized pay, or the cash component of compensation, and realizable pay, or unvested equity or carried interest awards.
HLI Compensation Committee
The HLI compensation committee consists of Mario L. Giannini (Chair), Hartley R. Rogers and O. Griffith Sexton. The HLI compensation committee receives the recommendations of the HLA compensation committee, and reviews and approves them for submission to the full board of HLI for final approval. Executive officers who are HLI board members recuse themselves from voting on their own compensation.

Compensation Committee Interlocks and Insider Participation
As noted above, Messrs. Giannini, Rogers and Sexton comprise the HLI compensation committee. Messrs. Giannini and Rogers are both executive officers of the Company. No member of the compensation committee is a former executive officer of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of an unrelated entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. For information regarding transactions between the Company and the members of the compensation committee, please see “Certain Relationships and Related-Party and Other Transactions” below.
Additional Information
We did not utilize benchmarking during fiscal 2021, and neither we nor either compensation committee retained a compensation consultant during fiscal 2021.
Both the HLA compensation committee and the HLI compensation committee believe the total compensation delivered to each named executive officer fairly reflects their contribution to the company and our clients and the growth of our business for the benefit of our stockholders. In addition, at our 2020 annual meeting of stockholders, our stockholders overwhelmingly voted, on an advisory basis, to approve the compensation of our named executive officers. At the 2019 annual meeting, our stockholders indicated a preference that future advisory votes to approve named executive officer compensation occur annually, and we are following this recommendation. Accordingly, we have included such proposal, commonly known as the “say-on-pay” proposal, in this year’s proxy statement. Given the significant level of support received in the 2020 advisory vote, neither the board of directors nor the HLA or HLI compensation committees has made any material changes to our executive compensation policies since that time.
Compensation and Risk
The HLI compensation committee annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on its evaluation, the committee has concluded that the risks arising from our overall compensation policies and practices are not reasonably likely to have a material adverse effect on Hamilton Lane. Our compensation program includes elements that we believe discourage excessive risk-taking and align the compensation of our employees with the long-term performance of the firm. Compensation is a balanced mix of short-term and longer-term elements, creating diverse time horizons. For example, equity awards granted to our employees are subject to multi-year vesting conditions. Because our equity awards have multi-year vesting provisions, the actual amount of compensation realized by the recipient will be tied to the long-term performance of our Class A common stock. Pursuant to our internal policies, our employees are not permitted to buy or sell derivative securities, including for hedging purposes, or to engage in short-selling to hedge their economic risk of ownership of our Class A common stock. In addition, we only make cash payments of carried interest to our employees when profitable investments have been realized and after sufficient cash has been distributed to the investors in our funds.
Accounting and Tax Considerations
We consider the impact of accounting implications and tax treatment of significant compensation decisions. As accounting standards and applicable tax laws develop, we may revise certain features of our executive compensation program to appropriately align our executive compensation program with our overall executive compensation philosophy and objectives. However, we believe that these are only some of the many relevant considerations of setting executive compensation and should not be permitted to compromise our ability to design and maintain compensation programs that are consistent with our compensation philosophy and objectives. Accordingly, we retain the discretion to pay compensation that is not tax deductible and/or could have adverse accounting consequences.
Compensation Committee Report
The compensation committee (the “Committee”) of the board of directors of Hamilton Lane Incorporated (“Hamilton Lane”) has submitted the following report for inclusion in this proxy statement:
The Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the Committee’s review and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Hamilton Lane’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE Mario L. Giannini, Chair Hartley R. Rogers O. Griffith Sexton

Summary Compensation Table
    The following table sets forth the compensation earned for the periods indicated by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	All Other Compensation ($)		Total ($)
Mario L. Giannini Chief Executive Officer	2021	350,000	—	—	503,803	(3)	853,803
	2020	350,000	—	—	150,601		500,601
	2019	350,000	1,100,000	—	283,033		1,733,033
Atul Varma Chief Financial Officer	2021	325,000	455,000	186,442	102,305	(4)	1,068,747
	2020	68,750	163,750	45,851	—		278,351
Erik R. Hirsch Vice Chairman	2021	325,000	1,418,750	555,744	1,400,976	(5)	3,700,470
	2020	325,000	1,231,250	487,761	392,863		2,436,874
	2019	312,500	1,496,875	562,587	422,560		2,794,522
Juan Delgado-Moreira(6) Vice Chairman	2021	322,486	1,175,041	358,561	402,174	(7)	2,258,261
	2020	319,080	1,041,726	343,197	212,935		1,916,938
	2019	318,795	1,195,194	470,867	275,619		2,260,475
Kevin J. Lucey Former Chief Operating Officer(8)	2021	325,000	815,000	272,543	292,436	(9)	1,704,978
	2020	325,000	815,000	267,984	134,874		1,542,858

(1)    The amount shown represents the cash portion of the annual bonus.
(2)    This amount represents the grant-date fair value of stock awards granted as the equity portion of the annual bonus, computed in accordance with U.S. GAAP pertaining to equity-based compensation. See “Compensation and Benefits” in Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements included in Item 8 of our 2021 Form 10-K.
(3)    This amount represents payments received in respect of the Company’s carried interest plans of $495,657 and 401(k) contributions of $8,146.
(4)     This amount includes 401(k) contributions of $15,825 and a transfer of $86,480 in stock warrants as described in “Executive Compensation Arrangements—Equity Compensation—SPAC Warrants”.
(5)     This amount represents payments received in respect of the Company’s carried interest plans of $815,743 and 401(k) contributions of $8,700, as well as the transfer of $576,533 in stock warrants as described in “Executive Compensation Arrangements—Equity Compensation—SPAC Warrants”.

(6)    Mr. Delgado-Moreira was paid in Hong Kong dollars (“HKD”), which for purposes of this presentation were converted to U.S. dollars at the average exchange rate for the 12 months ended March 31, 2021, 2020 and 2019 of 7.75, 7.84 and 7.84, respectively, U.S. dollars per HKD.
(7)    This amount represents payments received in respect of the Company’s carried interest plans of $399,852 and contributions to a defined contribution plan of $2,322.
(8)    Mr. Lucey retired from the Company effective as of July 2, 2021.
(9)    This amount represents payments received in respect of the Company’s carried interest plans of $283,736 and 401(k) contributions of $8,700.

Grants of Plan-Based Awards in Fiscal 2021
The following table sets forth the restricted stock awards granted to our named executive officers during fiscal 2021.

	Restricted Stock Awards
Name	Grant Date	Board Approval Date	All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock awards ($)
Mario L. Giannini Chief Executive Officer	—	—	—	—
Atul Varma Chief Financial Officer	3/14/2021	3/3/2021	2,239	186,442
Erik R. Hirsch Vice Chairman	3/14/2021	3/3/2021	6,674	555,744
Juan Delgado-Moreira Vice Chairman	3/14/2021	3/3/2021	4,306	358,561
Kevin J. Lucey Former Chief Operating Officer	3/14/2021	3/3/2021	3,273	272,543

Outstanding Equity Awards at 2021 Fiscal Year End
    The following table sets forth the outstanding restricted stock awards held by our named executive officers as of March 31, 2021.

	Restricted Stock Awards
Name	Grant Date	Unvested Restricted Stock Awards (#) (1)	Market Value of Unvested Restricted Stock Awards ($) (2)
Mario L. Giannini Chief Executive Officer	—	—	—
Atul Varma Chief Financial Officer	3/14/2020	627	55,527
	3/14/2021	2,239	198,286
Erik R. Hirsch Vice Chairman	3/14/2018	3,940	348,926
	3/14/2019	6,924	613,189
	3/14/2020	6,678	591,404
	3/14/2021	6,674	591,049
Juan Delgado-Moreira Vice Chairman	3/14/2018	3,119	276,219
	3/14/2019	5,796	513,294
	3/14/2020	4,698	416,055
	3/14/2021	4,306	381,339
Kevin J. Lucey Former Chief Operating Officer	3/14/2018	2,955	261,695
	3/14/2019	3,960	350,698
	3/14/2020	3,669	324,927
	3/14/2021	3,273	289,857

(1)    Each award vests in four equal annual installments.
(2)    The value included in this table is based on the closing stock price of our Class A common stock as of March 31, 2021, the last trading day of our fiscal year. See “Certain Relationships and Related-Party and Other Transactions—The Reorganization.”

Option Exercises and Stock Vested in Fiscal 2021
The following table sets forth the number of shares of Class A common stock resulting from the vesting of restricted stock awards and value realized for each of our named executive officers during fiscal 2021.

	Restricted Stock Awards
Name	Number of shares acquired on vesting (#)		Value realized on vesting ($)
Mario L. Giannini Chief Executive Officer	7,373	(1)	642,188
Atul Varma Chief Financial Officer	210	(2)	18,291
Erik R. Hirsch Vice Chairman	16,215	(3)	1,412,327
Juan Delgado-Moreira Vice Chairman	12,479	(3)	1,086,921
Kevin J. Lucey Former Chief Operating Officer	11,215	(3)	976,827

(1)    This amount includes time-based restricted stock awards granted in fiscal 2018. The award vests in four equal annual installments.
(2)    This amount includes time-based restricted stock awards granted in fiscal 2020. The award vests in four equal annual installments.
(3)    This amount includes time-based restricted stock awards granted in fiscal years 2017, 2018, 2019 and 2020. Each award vests in four equal annual installments.

Executive Compensation Arrangements
Equity Compensation
2017 Equity Incentive Plan
Prior to our IPO, we adopted, and our sole stockholder approved, the 2017 Equity Plan. The 2017 Equity Plan is intended to advance the interests of Hamilton Lane by enhancing its ability to attract and retain employees, officers and non-employee directors, in each case who are selected to be participants in the plan, and by motivating them to continue working toward and contributing to the success and growth of Hamilton Lane. Persons eligible to receive awards under the 2017 Equity Plan include current and prospective employees, current and prospective officers and members of our board of directors who are not our employees.
The 2017 Equity Plan authorizes the award of incentive and nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, incentive bonuses and dividend equivalents. We believe the variety of awards that may be granted under this plan gives us the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances.
The 2017 Equity Plan is administered by the HLI compensation committee. The compensation committee has the authority to interpret the 2017 Equity Plan and prescribe, amend and rescind rules and make all other determinations necessary or advisable for the administration of the plan. The 2017 Equity Plan permits the compensation committee to select the participants, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of Class A shares subject to awards, the term of the awards and the performance goals, if any, and to determine the restrictions applicable to awards and the conditions under which any restrictions will lapse. The compensation committee also has the discretion to determine the vesting schedule applicable to awards, provided that all awards (other than awards replaced as part of the Reorganization) vest in no less than one year. Notwithstanding the foregoing, the 2017 Equity Plan prohibits the taking of any action with respect to an award that would be treated, for accounting purposes, as a “repricing” of such award at a lower exercise, base or purchase price, unless such action is approved by our stockholders.
The 2017 Equity Plan reserved for issuance 5,000,000 shares of Class A common stock (representing approximately 10% of the fully-diluted number of shares of Class A common stock outstanding immediately after the closing of our IPO), of which 3,252,890 shares remained available for future issuance as of March 31, 2021. The maximum number of Class A shares subject to awards (other than awards being replaced as part of the Reorganization) that may be granted to any individual during any fiscal year is 200,000 and the maximum number of Class A shares subject to stock options and SARs (other than awards being replaced as part of the Reorganization) that may be granted to any individual during a fiscal year is 100,000.
Awards granted under the 2017 Equity Plan are evidenced by award agreements. The terms of all options granted under the 2017 Equity Plan are determined by the compensation committee, but may not extend beyond 10 years after the date of grant. Stock options and SARs granted under the 2017 Equity Plan will have an exercise price that is determined by the compensation committee, provided that, except in the case of awards being replaced as part of the Reorganization, the exercise price shall not be less than the fair market value of a share of our Class A common stock on the date of grant.
Our board of directors has the authority to amend or terminate the 2017 Equity Plan at any time. Stockholder approval for an amendment will generally not be obtained unless required by applicable law or stock exchange rule or deemed necessary or advisable by our board of directors. Unless previously terminated by our board of directors, the 2017 Equity Plan will terminate on February 28, 2027. Amendments to outstanding awards, however, will require the consent of the holder if the amendment adversely affects the rights of the holder.

Predecessor Equity Plan
Prior to our IPO, HLA maintained the 2003 Class C Interest Plan, as amended (the “2003 Plan”). As part of the Reorganization, we issued awards vesting in Class A common stock to replace outstanding unvested awards under the 2003 Plan. These replacement awards were made under the 2017 Equity Plan and vested according to the same vesting schedule in effect prior to the IPO. We have amended the 2003 Plan to provide that no further awards will be issued thereunder.
SPAC Warrants
In fiscal 2021, we sponsored the SPAC IPO of HLAH. We elected to pay a portion of the annual fiscal 2021 bonus of certain senior employees, including two named executive officers, by transferring certain warrants to purchase Class A common stock of HLAH that we had acquired as part of our sponsorship. Each warrant entitles its holder to purchase one share of Class A common stock of HLAH at an exercise price of $11.50 per share, subject to adjustment.
Subject to certain conditions, the warrants become exercisable upon the later of: (i) the date that is 30 days after the date on which HLAH completes a merger or other business combination with a target company (a “Business Combination”); or (ii) the date that is 12 months from the date of the closing of the HLAH IPO, and terminating on the earliest to occur of: (x) the date that is five years after the date on which HLAH completes its initial Business Combination; or (y) the liquidation of HLAH if HLAH fails to complete a Business Combination. If HLAH does not complete a Business Combination within the prescribed period, the warrants will expire worthless. The warrants will generally be non-redeemable for cash and exercisable on a cashless basis so long as they are held by permitted transferees. Additionally, the warrants may only be transferred to permitted transferees until 30 days after the completion of a Business Combination.
Because the warrants become exercisable after a successful business combination by HLAH, we believe that an award of warrants further aligns those employees with the goals of our sponsorship of HLAH. The HLI compensation committee may in the future determine to include warrants or other securities of HLAH or other SPACs that we may sponsor as part of the compensation packages of our senior employees.
Carried Interest Compensation
2016 Carried Interest Plan
HLA maintains its Carried Interest Plan pursuant to which awards of cash and profits interests are made to certain employees of HLA who are key contributors to the success of the business.
Awards under the Carried Interest Plan consist of a portion of the profits and performance fees earned from managing various specialized funds and customized separate accounts, which is referred to as “Carried Interest.” The Carried Interest Plan is administered by HLA’s compensation committee, which may delegate its rights and duties to a Carry Plan Committee (as defined in the Carried Interest Plan). Absent such delegation, HLA’s compensation committee is generally responsible for making all final determinations with respect to awards under the Carried Interest Plan, including the recipients and relative amounts. However, any award granted to HLA’s Chief Executive Officer must be approved by the board of directors of HLI.
On January 1 of each year, 25% of the potential Carried Interest related to each new specialized fund and customized separate account (referred to as “Employee Carry”) is allocated to an “Employee Carry Pool.” Participants in the Carried Interest Plan receive award agreements specifying the applicable Employee Carry Pool, the number of Employee Carry Pool points awarded to the participant (with each point representing a 1% share of the applicable Employee Carry Pool), and the vesting schedule applicable to the award. The awards vest annually over five years unless otherwise provided in the award agreement with the participant.

HLA may withhold amounts in order to satisfy tax withholding obligations and reserve accounts, and has the right to require participants to return distributions in order to satisfy “clawback” or similar obligations to the relevant specialized fund or customized separate account.
The HLA compensation committee has the right to amend or terminate the Carried Interest Plan at any time. Consent of the participant is required when such amendment or termination adversely affects the terms of an award.
Predecessor Carried Interest Programs
Although the Carried Interest Plan was formally adopted in January 2016, HLA’s carried interest arrangements have operated since 2012 on terms substantially identical to those described above. Prior to 2012, each year, interests tied to future carry payments from each carry-earning specialized fund or customized separate account established in that year (totaling up to 25% of the carry) were awarded to participants by HLA’s Chief Executive Officer. Awards vested over three years, and once vested, the participant was entitled to receive in respect of that award a percentage interest in a portion of the carry for such specialized fund or customized separate account for the life of the fund or account, as and when earned and received. All such awards are now vested, but HLA has not yet earned the full amount of the carry to which it may be entitled from certain of the underlying specialized funds and customized separate accounts. Therefore, future distributions of carry by those funds and accounts will result in payments to participants, including members of management. The amount of these future payments, if any, to our named executive officers will be disclosed as required by SEC rules. Future awards will be made under the Carried Interest Plan rather than according to the terms of our prior carried interest programs.
Executive Employment Arrangements
    With the exception of Messrs. Varma and Delgado-Moreira, we do not have any employment, severance or change in control agreements with our named executive officers. However, upon a change in control, our 2017 Equity Plan provides for accelerated vesting of outstanding equity awards held by participants, including our named executive officers. This provides assurances to our named executive officers and employees that their equity investment in Class A common stock will not be lost in the event of the sale, liquidation, dissolution or other change of control of Hamilton Lane. In addition, our Carried Interest Plan provides for modified vesting after termination of employment in certain circumstances.
Atul Varma
Mr. Varma is a party to an offer letter with the Company, dated November 25, 2019, which specifies his compensation and benefits as our Chief Financial Officer. Pursuant to the offer letter, Mr. Varma is entitled to: (i) an annual base salary of $325,000; (ii) a bonus for fiscal 2021 service of up to 200% of his base salary, 20% of which will be comprised of shares of restricted stock awarded under the 2017 Equity Plan, vesting in four equal annual installments, and discretionary bonuses for subsequent years of service; and (iii) participation in the Carried Interest Plan. Mr. Varma received a cash sign-on bonus of $50,000 and will also receive relocation assistance, which we expect to pay to him in fiscal 2022. In addition, Mr. Varma is entitled to participate in our health and welfare plans on the same terms offered to all plan participants.
Juan Delgado-Moreira
    On May 23, 2016, Hamilton Lane (Hong Kong) Limited entered into an employment agreement with Mr. Delgado-Moreira providing that he would serve as Managing Director on the Fund Investment Team in Hong Kong beginning on June 1, 2016. In June 2018, Mr. Delgado-Moreira was promoted to Vice Chairman. His term of employment is terminable by either party upon 12 weeks’ written notice, except for a termination for cause, in which case no prior notice is required. Pursuant to the agreement, Mr. Delgado-Moreira is entitled to an annual base salary of 2,500,000 HKD (which was equivalent to $321,551 at the spot rate in effect on March 31, 2021), which may be increased periodically, and an annual bonus in an amount to be determined based on performance. During the period of June 1, 2016 through May 31, 2017, Mr. Delgado-Moreira received relocation assistance to facilitate his move from the United Kingdom to Hong Kong, including housing reimbursement and continued pension contribution. Mr. Delgado-Moreira is entitled to private health coverage and also participates in the 2017 Equity Plan and our carried interest plans.
Potential Payments upon Termination or Change in Control
Equity Awards
Under the 2017 Equity Plan, in the event of a Change in Control, the surviving or successor entity may continue, assume or replace awards outstanding as of the date of the Change in Control. If (1) such awards are continued, assumed, or replaced by the surviving or successor entity, and a grantee experiences an involuntary termination of employment for reasons other than cause (as defined in the 2017 Equity Plan), or (2) such awards are not continued, assumed or replaced by the surviving or successor entity, then (i) outstanding options and SARs issued to a participant that are not yet fully exercisable will immediately become exercisable in full, (ii) all unvested restricted stock, restricted stock units, performance stock and performance stock units will become immediately fully vested and (iii) any performance objectives applicable to awards will be deemed to have been satisfied at the “target” level of performance specified in the award.
A “Change in Control” is defined in the 2017 Equity Plan as (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, other than the current owners, their permitted transferees, and our employees, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, (ii) a majority of the HLI board of directors not being approved by the incumbent board of directors, (iii) a merger or consolidation in which the HLI board does not represent a majority of the board of the post-transaction entity or where the pre-transaction HLI stockholders do not control at least a majority of voting interest of the post-transaction entity, (iv) stockholder approval of a liquidation or dissolution of the Company or (v) sale of all or substantially all of the Company’s assets to an entity not at least 50% beneficially owned by the pre-transaction HLI stockholders in substantially the same proportions as prior to the transaction.
If a Change in Control had occurred on March 31, 2021 and either (1) the surviving or successor entity continued, assumed or replaced awards and a named executive officer was involuntarily terminated for reasons other than cause, or (2) the surviving or successor entity did not continue, assume or replace awards outstanding as of such date, and the HLI compensation committee had not determined differently, unvested awards granted to our named executive officers would have vested on an accelerated basis as set forth below:

Named Executive Officer	Accelerated Vesting($)(1)
Mario L. Giannini	—
Atul Varma	253,813
Erik R. Hirsch	2,144,569
Juan Delgado-Moreira	1,586,907
Kevin J. Lucey	1,227,176

(1)    Value based on the closing price ($88.56) of our Class A common stock on Nasdaq as of March 31, 2021, the last trading day of our 2021 fiscal year.
For terminations not in connection with a Change in Control, the consequences vary by type of award and reason for termination. For restricted stock with time-based vesting, the only type of award that is currently outstanding, a termination of service due to death and disability results in accelerated vesting of unvested awards. A termination of service for cause, as defined in the 2017 Equity Plan or, if applicable, the grantee’s employment agreement, results in a forfeiture of all unvested restricted stock and allows the HLI compensation committee to require disgorgement of any profit, gain or other benefit received from prior awards that vested up to 12 months prior to the termination for cause. A termination of service for any other reason results in a forfeiture of awards that are unvested at the time notice of termination is tendered, unless otherwise determined by the HLI compensation committee in the cases of retirement or succession planning, in which case such forfeiture will take place as of the date of termination. Therefore, a termination for a reason other than death or disability does not generally result in incremental compensation to grantees. However, in connection with Mr. Lucey’s retirement, and in consideration of his service to the Company, our board of directors approved the accelerated vesting in June 2021 of all remaining unvested shares of restricted stock held by him that would have otherwise been forfeited upon his departure from the Company. The aggregate value of the Class A common stock subject to the accelerated vesting was $1,265,421.
Assuming a termination due to death or disability on March 31, 2021, our named executive officers would have been entitled to accelerated vesting of outstanding restricted stock awards and would have realized the same amounts as are set forth in the table above.
Grantees of awards under the 2017 Equity Plan agree to customary non-disclosure covenants and, for those not otherwise subject to non-competition arrangements with Hamilton Lane, a six-month non-competition covenant for those who leave voluntarily in the absence of Good Reason (as defined in the 2017 Equity Plan).
Carried Interest Awards
Under our Carried Interest Plan, unvested awards are forfeited upon termination of service other than by reason of death. Upon termination of service by reason of death, the unvested portion of the award is treated as vested and eventual payments are made to the employee’s beneficiaries. In the case of a participant whose award is fully vested, any for-cause termination of employment (as defined in the Carried Interest Plan) results in the cancellation of all awards and a 100% forfeiture of any and all future amounts otherwise payable to the participant relating to such awards.
Because it is not currently possible to determine amounts of carried interest, if any, that may be earned in the future, we cannot provide a calculation of amounts that would be payable under the Carried Interest Plan if our named executive officers were terminated on March 31, 2021.
Mr. Delgado-Moreira’s Employment Agreement
As noted above, Mr. Delgado-Moreira’s employment may be terminated by either party on 12 weeks’ notice, during which he would continue to draw his salary and benefits and during which he may be placed on garden leave. The Company may elect to make a lump sum payment of owed amounts in lieu of the notice period. Therefore, assuming the Company elected to terminate Mr. Delgado-Moreira’s employment on March 31, 2021 and had no basis for a no-notice termination, as set out in the employment agreement, he would have been entitled to compensation worth 19,100,127 HKD (equivalent to $2,463,992 at the spot rate in effect on March 31, 2021), representing 12 weeks of salary and benefits continuation, including the scheduled vesting of unvested restricted stock and bonus in fiscal 2021, and statutory payments in connection with said termination. This amount assumes the HLI compensation committee elected to allow vesting of awards after the notice of termination was delivered and before the termination date, in accordance with the terms of the 2017 Equity Plan. Restricted stock not vested as of March 31, 2021 would have been forfeited.

Effect on HLA Units
Many of our executive officers joined us prior to our IPO and purchased or were awarded equity of HLA, at least a portion of which they continue to own. Generally, an executive officer’s termination of employment does not affect that equity, and they would continue to be subject to various agreements, such as HLA’s operating agreement, the tax receivable agreement, exchange agreement and stockholders agreement. If an executive officer is terminated for cause, however, and he or she is a party to our stockholders agreement, the termination would result in the automatic conversion of his or her Class B units to Class C units and the mandatory redemption of the corresponding shares of Class B common stock. This would remove that individual’s right to vote that Class B common stock at meetings of our stockholders. The applicable definition of cause is as specified in any then-effective employment agreement with the employee, or in its absence, as set out in the HLA operating agreement. In the event of a change in control of HLI, a member of HLA can require an exchange of that member’s units into Class A common stock.
Pay Ratio Disclosure

Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of our CEO, Mr. Giannini, and the total annual compensation of our employees. For the fiscal year ended March 31, 2021:
•the median of the annual total compensation of all of our employees (other than Mr. Giannini, our CEO) was $101,720;
•the annual total compensation of Mr. Giannini was $853,803; and
•the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 8 to 1.

To identify the median employee for the purpose of providing the information above, we examined the compensation of all of our employees (other than our CEO) as of March 31, 2021 using, based on our payroll records, a consistently applied compensation measure consisting of such employees’ annual salary and annual cash bonus. As we believe this measure reasonably reflects the annual compensation of our employees, carried interest payouts/awards, equity awards, sign-on bonuses, commissions, 401(k) and pension benefits and overtime pay were excluded from the calculation. We included all of our employees in this process, whether employed on a full-time or part-time basis, other than 18 employees located in jurisdictions outside of the United States who were excluded using the de minimis exemption allowed by applicable SEC rules. The excluded employees (five each in Australia and South Korea, three in Singapore, two each in Denmark and Germany and one in Canada) represent less than 5% of our total global population of 457 as of March 31, 2021 consisting of 378 U.S. employees and 79 non-U.S. employees. Salaries of active employees as of March 31, 2021, who were employed for less than the full fiscal 2021 year were annualized. We reviewed all compensation in U.S. dollars, using the relevant exchange rate for any compensation paid in other currencies. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers for purposes of the Summary Compensation Table above. Mr. Giannini declined his fiscal 2021 year-end bonus compensation. Tax distributions made pursuant to HLA’s operating agreement, as described below under “Certain Relationships and Related-Party and Other Transactions—HLA Operating Agreement”, and payments made pursuant to the tax receivable agreement, as described below under “Certain Relationships and Related-Party and Other Transactions—Tax Receivable Agreement”, are not considered compensation and accordingly are not included in the pay ratio calculation above. Due to the flexibility afforded by Item 402(u) of Regulation S-K in the pay ratio calculation, the ratio may or may not be comparable to pay ratios presented by other companies.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to the Company’s equity compensation plans as of March 31, 2021.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved By Stockholders(1)	—	—	4,196,983(2)
Equity Compensation Plans Not Approved By Stockholders	—	—	—
Total	—	—	4,196,983

(1) These plans consist of the Company’s 2017 Equity Plan and ESPP.
(2) Includes 3,252,890 shares of our Class A common stock available for issuance under our 2017 Equity Plan and 944,093 shares of our Class A common stock available for issuance under our ESPP.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Prior to submitting your vote, we encourage you to read our Compensation Discussion and Analysis and the accompanying executive compensation tables and narrative disclosures for details about our executive compensation program, including the information about the fiscal 2021 compensation of our named executive officers.
Based on the advisory vote at our 2019 annual meeting of stockholders, it is our current policy to conduct an advisory vote on the compensation of our named executive officers on an annual basis.
As discussed in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to attract, motivate, reward, measure and retain skilled executive officers. In order to make working at Hamilton Lane an attractive proposition, we have developed a comprehensive total rewards compensation program. The elements of this program are designed to recognize and reward individual performance and recognize contributions that align with and drive positive business results. Our board of directors and compensation committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers has supported and contributed to our success.
Accordingly, we are asking our stockholders to indicate their support for the compensation of our named executive officers by voting “FOR” this proposal and the following resolution:
“RESOLVED, that the stockholders of Hamilton Lane Incorporated approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the accompanying executive compensation tables and narrative disclosures.”
Because your vote is advisory, it will not be binding upon the board of directors. However, the compensation committee and the board of directors will, as deemed appropriate, take into account the outcome of the vote when considering future decisions affecting executive compensation.
The board of directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED-PARTY AND OTHER TRANSACTIONS
The Reorganization
Hamilton Lane Incorporated is a holding company with no direct operations. Our principal asset is our equity interest in HLA. We serve as the managing member of HLA and operate and control all of its business and affairs.
In connection with the IPO, we completed a series of reorganization transactions, referred to collectively as the “Reorganization”, where, among other things, HLA amended its operating agreement; we and the other parties thereto entered into the tax receivable agreement, the exchange agreement, the stockholders agreement and the registration rights agreement; and we acquired from legacy members of HLA certain membership interests using a portion of the proceeds of the IPO, and, in some cases, in exchange for our Class A common stock, and issued Class B common stock to certain continuing members of HLA. From time to time after the IPO, HLA members may exchange membership interests in HLA for shares of our Class A common stock or, at our election, for cash.
The following are summaries of certain provisions of our related-party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements and any applicable amendments have been filed with the SEC and are incorporated by reference as exhibits to our 2021 Form 10-K, and are available electronically on the website of the SEC at www.sec.gov.
HLA Operating Agreement
In connection with the IPO and the Reorganization, the members of HLA amended and restated the limited liability company operating agreement of HLA (as amended to date, the “HLA Operating Agreement”). We hold all of the Class A units in HLA, and serve as its managing member, and thus control all of the business and affairs of HLA and its subsidiaries. Holders of Class B units and Class C units generally do not have voting rights under the HLA Operating Agreement.
Class A units, Class B units and Class C units have the same economic rights per unit. Accordingly, the holders of our Class A common stock (through us), the Class B holders and the Class C holders hold approximately 67.2%, 31.3% and 1.5%, respectively, of the economic interests in our business as of July 7, 2021.
We do not intend to cause HLA to issue additional Class B units (and consequently, we do not intend to issue additional shares of Class B common stock) or Class C units in the future, other than as described below.
Net profits and net losses of HLA are generally allocated, and distributions by HLA are made, to its members pro rata in accordance with the number of membership units of HLA they hold. HLA will make distributions to the holders of its membership units, which include us, for the purpose of funding tax obligations in respect of HLA that are allocated to them. However, HLA may not make tax distributions to its members if doing so would violate any agreement to which it is then a party.
At any time we issue a share of our Class A common stock for cash, the net proceeds received by us will be promptly used to acquire a Class A unit, unless such proceeds are used to settle an exchange of a Class B unit or Class C unit for cash. At any time we issue a share of our Class A common stock upon an exchange of a Class B unit or Class C unit or settle such an exchange for cash, described below under “—Exchange Agreement,” we will contribute the exchanged unit to HLA, and HLA will issue to us a Class A unit. At any time we issue a share of our Class A common stock pursuant to any of our equity plans, we will contribute to HLA all of the proceeds that we receive (if any), and HLA will issue to us an equal number of its Class A units, having the same restrictions, if any, as are attached to the shares of Class A common stock issued under the plan. If we issue other classes or series of our equity securities, HLA will issue to us an equal amount of equity securities of HLA with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we retire any shares of our Class A common stock for cash, HLA will, immediately prior to such retirement, redeem an equal number of Class A units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are retired. In addition, membership units of HLA, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.
Class A units may be issued only to us, the managing member of HLA, and are non-transferable. Class B units and Class C units may be issued only to give effect to changes in such units or our common stock as described above. A distinction between Class B units and Class C units is that the Class C holders did not receive any shares of our Class B common stock in respect of their Class C units. Class B units and Class C units may not be transferred, except with our consent or to a permitted transferee, subject to such conditions as we may specify. In addition, Class B holders may not transfer any Class B units to any person unless he, she or it transfers an equal number of shares of our Class B common stock to the same transferee.
Under the HLA Operating Agreement, we can require the holders of Class B units and Class C units to sell all of their interests in HLA into certain acquisitions of HLA and, in some circumstances, those holders may require us to include some or all of those interests in such a transaction.
We have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of Class A units, Class B units and Class C units on a pro rata basis in accordance with the number of units held by such holder.
The holders of units, including us, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of HLA. Net profits and net losses of HLA will generally be allocated to holders of units (including us) on a pro rata basis in accordance with the number of units held by such holder. The HLA Operating Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units. Generally, tax distributions will equal the taxable income of HLA multiplied by an assumed tax rate, which is the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, New York City or San Francisco, California. Subject to certain limitations, HLA will distribute tax distributions to holders of units based on their respective number of units for the period covered by the distribution. The pro rata distribution amounts will also be increased to the extent necessary, if any, so that the amount distributed to us is sufficient to enable us to pay our actual tax liabilities and our other expenses and costs (including amounts payable under the tax receivable agreement).
The HLA Operating Agreement provides that HLA may elect to apply an allocation method with respect to certain HLA investment assets that were held at the time of the closing of our IPO that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other members of HLA. In conjunction therewith, the tax receivable agreement provides that we will pay over to the other HLA members 85% of the net tax savings to us attributable to those tax losses.
The HLA Operating Agreement provides that it may be amended, supplemented, waived or modified by us in our sole discretion without the approval of any other holder of units, except that no amendment can adversely affect the rights of a holder of any class of units without the consent of holders of a majority of the units of such class.
Tax Receivable Agreement
We used a portion of the proceeds from our IPO to purchase membership units of HLA from certain of the legacy direct and indirect members of HLA. In addition, the legacy direct and indirect members of HLA may exchange their Class C or Class B units for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. When a Class B unit is exchanged, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. As a result of this initial purchase and any subsequent exchanges, we are entitled to a proportionate share of the existing tax basis of the assets of HLA. In addition, HLA has in effect an election under Section 754 of the Internal Revenue Code, which has resulted, and may in the future result, in increases to the tax basis of the assets of HLA. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.
In connection with the IPO and the Reorganization, we entered into a tax receivable agreement with the legacy members of HLA. The agreement requires us to pay to such members (or their owners) 85% of the amount of tax savings, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. In addition, the HLA Operating Agreement provides that HLA may elect to apply an allocation method with respect to certain HLA investment assets that were held at the time of the closing of our IPO that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to HLI and corresponding items of gain being specially allocated to the other members of HLA. In conjunction therewith, the tax receivable agreement provides that HLI will pay over to the other HLA members 85% of the net tax savings to HLI attributable to those tax losses. These are our obligations and not obligations of HLA. For purposes of the tax receivable agreement, the benefit deemed realized by us is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no such increase to the tax basis of the assets of HLA, and had we not entered into the tax receivable agreement. The tax receivable agreement became effective immediately upon the consummation of our IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. We believe that a substantial portion of the intangible assets, including goodwill, of HLA at the time of the IPO, and at the time of any subsequent exchange of units, that are allocable to the membership units of HLA acquired or deemed acquired in taxable transactions by us from legacy direct or indirect members of HLA, are amortizable for tax purposes. We and our stockholders retain the remaining 15% of the tax benefits that we realize or are deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:
•the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of HLA at the time of each purchase or exchange;
•the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of HLA is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;
•the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;
•the amount and timing of our income—we expect that the tax receivable agreement will require us to pay 85% of the deemed benefits as and when deemed realized. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and
•tax rates in effect at the time that we realize the relevant tax benefits.
The payments that we may make under the tax receivable agreement could be substantial.
We have the right to terminate the tax receivable agreement in whole or, in certain circumstances, in part, at any time. In addition, the tax receivable agreement will terminate early upon certain mergers or consolidations or other changes of control or if we materially breach our obligations under the tax receivable agreement. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement will be accelerated and will become due and payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on a discount rate equal to the lesser of (x) 7.5% and (y) SOFR plus 400 basis points and on certain assumptions, including that (i) we will have sufficient taxable income to use in full the deductions arising from any increased tax basis and (ii) except in the case of a partial termination, all Class B units and Class C units outstanding on the termination date are deemed to be exchanged on the termination date. As a result, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our actual cash tax savings. In April 2020 and March 2021, we exercised our right to terminate the tax receivable agreement in part with respect to certain non-employee individuals who had exchanged all of their Class B units and Class C units and were not subject to Section 16 of the Exchange Act. The aggregate amount of the early termination payment was approximately $1.4 million.
Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of SOFR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of SOFR plus 500 basis points. Because of our structure, our ability to make payments under the tax receivable agreement is dependent on the ability of HLA to make distributions to us. The ability of HLA to make such distributions will be subject to, among other things, restrictions in our loan agreements with First Republic Bank, as amended, copies of which have been filed with the SEC and are incorporated by reference as exhibits to our 2021 Form 10-K. If we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.
Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not, in the event of such a challenge, be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under the tax receivable agreement). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of membership units of HLA and certain other tax benefits related to our entering into the tax receivable agreement.
Certain of our directors, executive officers and beneficial owners of more than 5% of our Class A common stock received payments pursuant to the tax receivable agreement in fiscal 2021 in the following amounts:

Related Party	Total Payment ($)
Mario Giannini	965,535
Hartley Rogers	34,091
HRHLA, LLC(1)	878,705
Erik Hirsch	855,530
Kevin Lucey	271,255
The 2008 Sexton Des. Trust FBO Laura Sexton(2)	345,033
The 2008 Sexton Des. Trust FBO Matthew Sexton(2)	345,033
Michael Kelly	140,168
Michael Schmertzler	195,379
Paul Yett	284,296

(1)    HRHLA, LLC is an entity that is controlled by Mr. Rogers.
(2)    The 2008 Sexton Des. Trust FBO Laura Sexton and The 2008 Sexton Des. Trust FBO Matthew Sexton are two family trusts of which Mr. Sexton is a trustee.
The above payments were made pursuant to the terms of the tax receivable agreement and therefore did not require audit committee approval under its Related-Party Transaction Policy.
Exchange Agreement
In connection with the IPO and the Reorganization, we entered into an exchange agreement with the other members of HLA that entitles those members (and certain permitted transferees thereof, including the beneficial owners of the Class B units and Class C units) to exchange their Class C units, and their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash. The cash proceeds of equity offerings, private placements and block trades may be used to settle exchanges.
All exchanges are subject to compliance with our corporate policies, including periodic blackout periods imposed by us. In addition, the exchange agreement provides that an owner does not have the right to exchange Class B units or Class C units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which the owner is subject. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that HLA is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Any beneficial holder exchanging Class B units must ensure that the applicable Class B holder delivers a corresponding number of shares of Class B common stock to us for redemption and cancellation as a condition of exercising its right to exchange Class B units. When a Class B unit or Class C unit is surrendered for exchange, it will not be available for reissuance.

Stockholders Agreement
Certain Class B holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement with the Company and HLA in connection with the IPO and the Reorganization pursuant to which they agreed to vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote.
Under the stockholders agreement, these holders agreed to take all necessary action, including casting all votes such members are entitled to cast at any annual or special meeting of stockholders, to cause the persons designated by HLAI to be the full slate of nominees recommended for election by our board of directors (or any committee or subcommittee thereof for election of directors).
HLAI holds approximately 49% of the aggregate voting power of our Class A common stock and Class B common stock, and the parties to the stockholders agreement collectively hold 82% of the aggregate voting power of our Class A common stock and Class B common stock. The governing documents of HLAI require generally the approval of two of Messrs. Giannini, Rogers and Sexton for those votes to be cast in favor of certain fundamental actions, including a material acquisition, an increase in our authorized capital and an issuance of preferred stock. Otherwise, HLAI is controlled by its managing member, an entity controlled by Mr. Rogers. As a result of these arrangements, HLAI, its current members, and their permitted transferees control the outcome of any such matters that are submitted to our stockholders for the foreseeable future.
Registration Rights Agreement
In connection with the IPO and the Reorganization, we entered into a registration rights agreement with certain Class B holders who are significant outside investors, members of management and significant employee owners. The registration rights agreement provides these holders with the right to require us to register under the Securities Act the shares of Class A common stock issuable to them upon exchange of their Class B units or Class C units. The registration rights agreement also provides for piggyback registration rights for these holders, subject to certain conditions and exceptions.
Indemnification Agreements
Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our Bylaws. In addition, our Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, subject to certain exceptions.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.
Registered Offerings
From time to time, we evaluate opportunities to provide liquidity to our pre-IPO owners. In June 2020 (the “June 2020 Offering”), September 2020 (the “September 2020 Offering”) and March 2021 (the “March 2021 Offering”, and collectively with the June 2020 Offering and September 2020 Offering, the “Offerings”), we conducted registered offerings of our Class A common stock for this purpose and permitted certain Class A holders to participate alongside us as selling stockholders. We used all of the net proceeds received from our sale of Class A common stock in these Offerings to settle in cash exchanges of Class B and Class C units of HLA. In connection with the exchange of the Class B units, we also repurchased for par value and canceled a corresponding number of shares of Class B common stock. We did not receive any proceeds from the sale of shares by the selling stockholders.
In the June 2020 Offering, we and the selling stockholders sold an aggregate of 2,995,757 shares of Class A common stock at a price of $70.09 per share. The shares sold consisted of (i) 71,242 shares held by the selling stockholders and (ii) 2,924,515 shares newly issued by us. We received approximately $205 million in net proceeds from the sale of our shares, which we used to settle exchanges of a total of 2,271,636 Class B units and 652,879 Class C units at the per-share price.
In the September 2020 Offering, we and a selling stockholder sold an aggregate of 2,207,380 shares of Class A common stock at a price of $70.18 per share. The shares sold consisted of (i) 75,000 shares held by the selling stockholder and (ii) 2,132,380 shares newly issued by us. We received approximately $149.7 million in net proceeds from the sale of our shares, which we used to settle exchanges of a total of 1,936,880 Class B units and 195,500 Class C units at the per-share price.
In the March 2021 Offering, we and the selling stockholders sold an aggregate of 1,453,110 shares of Class A common stock at a price of $87.36 per share. The shares sold consisted of (i) 94,245 shares held by the selling stockholders and (ii) 1,358,865 shares newly issued by us. We received approximately $118.7 million in net proceeds from the sale of our shares, which we used to settle exchanges of a total of 1,101,365 Class B units and 257,500 Class C units at the per-share price.

The following table shows our directors, executive officers and beneficial owners of more than 5% of our Class A common stock who exchanged Class B units and/or Class C units for cash proceeds of the Offerings.

	June 2020 Offering		September 2020 Offering		March 2021 Offering
Exchanging Beneficial Owner	Class B Units Exchanged	Class C Units Exchanged	Class B Units Exchanged	Class C Units Exchanged	Class B Units Exchanged	Class C Units Exchanged
Officers and Directors:
Mario Giannini	500,000	—	—	—	500,000	—
Hartley Rogers(1)	600,000	—	1,500,000	—	228,000	—
Erik Hirsch	308,080	191,920	—	—	—	—
Kevin Lucey	100,000	—	—	—	70,000	—
Michael Donohue	—	—	—	5,000	—	—
Other 5% Beneficial Owners:
2008 Sexton Des. Trust FBO Laura Sexton	50,000	—	50,000	—	50,000	—
2008 Sexton Des. Trust FBO Matthew Sexton	50,000	—	50,000	—	50,000	—
Andrea Anigati	—	24,500	—	24,500	—	50,000
Stephen Brennan	—	30,000	—	63,000	—	15,000
Kyera Giannini	50,000	—	—	—	—	—
Nicole Giannini	25,000	—	—	—	—	—
Tara Devlin	—	25,000	—	25,000	—	100,000
David Helgerson	—	10,000	—	20,000	—	—
Thomas Kerr	50,000	123,970	—	—	—	—
Jeffrey Meeker	156,272	75,349	—	—	50,000	—
Michael Schmertzler	50,000	—	50,000	—	27,000	—
Randy Stilman	247,429	—	110,000	—	—	—
Edward Whittemore	—	—	11,880	—	10,000	—
Laurence Whittemore	5,000	—	—	—	—	—
Paul Yett	20,855	129,145	150,000	—	100,000	—
Total:	2,212,636	609,884	1,921,880	137,500	1,085,000	165,000

(1)    The amounts of Class B units exchanged in this row include units that Mr. Rogers gifted to a charitable entity, which subsequently exchanged such units with us for cash in the amounts of 100,000 units in the June 2020 Offering, 200,000 units in the September 2020 Offering and 50,000 units in the March 2021 Offering.
The above exchanges were made pursuant to the terms of the exchange agreement and therefore did not require audit committee approval under its Related-Party Transaction Policy.

The following directors, executive officers and beneficial owners of more than 5% of our Class A common stock participated in the Offerings as a selling stockholder:

	Shares of Class A common stock sold
Selling Stockholder	June 2020 Offering	September 2020 Offering	March 2021 Offering
Officers and Directors:
Hartley Rogers	—	—	19,245
Other 5% Beneficial Owners:
Oakville Number 2 Trust	65,000	75,000	75,000
Total:	65,000	75,000	94,245

Investments in Our Funds
Certain of our employees are permitted to invest, and have invested, their own capital in certain of our funds. These investments are generally made on the same terms and conditions as those available to our clients and are charged management fees and carried interest, although sometimes at reduced rates.
The following table sets forth the directors, executive officers and beneficial owners of more than 5% of our Class A common stock that have received pre-approval from the audit committee to invest their personal capital in certain of our funds up to the following amounts, aggregated by individual.

Related Party	Pre-Approved during Fiscal 2021	Pre-Approved during Fiscal 2022(1)	Aggregate Amount Pre-Approved
Officers and Directors:
Mario Giannini	$11,600,000	—	$11,600,000
Hartley Rogers	$1,600,000	$10,000,000	$11,600,000
Erik Hirsch	—	$3,000,000	$3,000,000
Juan Delgado-Moreira	$3,000,000	$1,500,000	$6,500,000
Other 5% Beneficial Owners:
Stephen Brennan	—	$1,000,000	$1,000,000
John Hepburn(2)	—	£6,000,000	£6,000,000
Thomas Kerr	$200,000	$500,000	$700,000
Andrea Kramer	$200,000	$250,000	$450,000

(1) As of July 15, 2021.
(2) Settlor of Oakville Number 2 Trust, which is a member of a group that beneficially owns more than 5% of our Class A common stock.
Transactions with Unaffiliated Principal Stockholders
We have and may in the future continue to enter into ordinary course transactions with unaffiliated entities known to us to beneficially own more than 5% of our Class A common stock (“Unaffiliated Principal Stockholders”). These transactions may include investments by us or our affiliates in funds managed by them or their affiliates and investments by them or their affiliates in our funds, in each case at arm’s length and generally on the same terms and conditions offered to other unaffiliated fund investors.

Special Purpose Acquisition Company
In January 2021, Wellington Management Group LLP, or one of its affiliates, and BlackRock, Inc., or one of its affiliates, which entities were known to us to be Unaffiliated Principal Stockholders at the time, purchased 2.8 million and 0.7 million HLAH units, respectively, at the HLAH IPO price of $10.00 per unit.
We purchased Class B HLAH shares for $25,000, which, following stock splits and forfeitures, constituted 4.9 million shares as of the HLAH IPO. We also purchased 5.0 million warrants for $7.5 million. The shares and warrants vest or become exercisable upon a successful merger between HLAH and a target company and at certain share price targets. Since the HLAH IPO, we have transferred a portion of the warrants to senior employees, including certain of our named executive officers, for services rendered in connection with HLAH.

AUDIT COMMITTEE REPORT
With respect to the financial reporting process of Hamilton Lane Incorporated (“Hamilton Lane” or the “Company”), the management of the Company is responsible for establishing and maintaining internal controls and preparing Hamilton Lane’s consolidated financial statements. Hamilton Lane’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Hamilton Lane’s financial statements. We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of EY included in its audit of Hamilton Lane’s consolidated financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2021 with Hamilton Lane’s management and with EY, including the results of the independent registered public accounting firm’s audit of Hamilton Lane’s financial statements. We have also discussed with EY all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board (“PCAOB”) for communication with audit committees, under which EY must provide us with additional information regarding the scope and results of its audit of Hamilton Lane’s consolidated financial statements.
We have also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the audit committee concerning independence, and have discussed with EY its independence from Hamilton Lane, as well as any relationships that may impact EY’s objectivity and independence.
Based on our review of the matters noted above and our discussions with Hamilton Lane’s management and independent registered public accountants, we recommended to the board of directors that the audited consolidated financial statements be included in Hamilton Lane’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE Leslie F. Varon, Chair David J. Berkman O. Griffith Sexton

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed EY as our independent registered public accounting firm for the fiscal year ending March 31, 2022. We are asking our stockholders to ratify the selection of EY as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the election of EY to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the audit committee will review its future selection of independent auditors. Even if our stockholders ratify the election, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of Hamilton Lane and our stockholders. Representatives of EY are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to Hamilton Lane by EY for the fiscal years ended March 31, 2021 and 2020.

	2021	2020
Audit Fees(1)	$1,632,820	$1,552,200
Audit-Related Fees(2)	$265,739	$193,339
Tax Fees(3)	$28,429	$65,000
All Other Fees(4)	$1,585	$3,800

(1)    Audit fees consisted of work performed in connection with the audit of our annual consolidated financial statements and services rendered in connection with our registration statements.
(2)    Audit-related fees consisted primarily of fees for attest services of individual investment funds.
(3)    Tax fees primarily related to tax compliance services and advice on transfer pricing services.
(4)    All other fees primarily related to a subscription to an online accounting research tool.

Audit Committee Pre-Approval Policies and Procedures
During our 2020 and 2021 fiscal years, all of the fees paid to EY were approved by our audit committee in accordance with the Company’s then-current Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”).
The Pre-Approval Policy was adopted by our audit committee and governs the pre-approval, selection, retention and termination of any services provided by the Company’s independent registered public accounting firm. The Pre-Approval Policy expressly prohibits non-audit services for which engagement is not permitted by the SEC’s rules and regulations, including internal audit outsourcing and expert services unrelated to the audit. A list of prohibited and permitted services is set forth in the Pre-Approval Policy. Permitted services include audit, audit-related and tax-related services. Audit and audit-related services may include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits and acquisition-related due diligence and benefit plan audits.
For audit services, the independent auditor is to provide, for audit committee approval, an engagement letter for each fiscal year outlining the proposed plan covering the audit services’ scope, terms and compensation. Additional engagement letters related to other permitted services may not require separate audit committee approval if such services have been pre-approved. The independent auditor will represent to the audit committee, in each of its engagement letters for non-audit services, that each proposed service to be provided does not violate the SEC’s auditor independence rules.
Management and the independent auditor must submit to the audit committee a request for pre-approval of any proposed services that have not been previously pre-approved. Responses to requests for services are required to include a statement that the services are consistent with and shall not violate the SEC rules on auditor independence. The audit committee must approve permissible non-audit services in order for the independent auditor to be retained by us for such services.
The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
We filed our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 with the SEC on May 27, 2021, which we amended with Amendment No. 1 on Form 10-K/A filed with the SEC on July 15, 2021. We will mail to you without charge, upon written request, a copy of our 2021 Form 10-K, excluding exhibits. Please send the written request to Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary. Our 2021 Form 10-K may also be accessed and printed directly from our website at www.hamiltonlane.com under the caption “Shareholders” or from the SEC’s website at www.sec.gov.
OTHER BUSINESS
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card at your earliest convenience.
HOUSEHOLDING PROXY MATERIALS
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for the proxy statements, annual reports and notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivery of a single proxy statement, annual report and notice to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. We have instituted householding for our registered stockholders, and some intermediaries may also be householding our proxy materials, annual report and notice. Once you have received notice from us, your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or another stockholder who shares your address provides contrary instructions. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement, annual report and notice of Internet availability of proxy materials. You may request such additional copies by calling (610) 934-2222 or writing to Hamilton Lane Incorporated, 110 Washington Street, Suite 1300, Conshohocken, PA 19428, Attention: Secretary.
If, in the future, you wish to receive a separate proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, or if your household is currently receiving multiple copies of the proxy materials and you wish to receive only a single set, simply call, toll free, 1-866-540-7095, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you hold your shares through an intermediary, and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank, broker or other nominee record holder. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank, broker or other nominee record holder.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on September 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HLNE2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on September 1, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D56432-P59370

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAMILTON LANE INCORPORATED

The Board of Directors recommends you vote FOR the nominees for director listed in Proposal 1 and FOR Proposals 2 and 3.

The proxies are authorized to vote in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Proposal 1. Election of Directors

Nominees:

01) R. Vann Graves
02) Erik R. Hirsch
03) Leslie F. Varon

	For	Against	Abstain
Proposal 2. Advisory, non-binding vote to approve named executive officer compensation.	☐	☐	☐
Proposal 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 2, 2021: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D56433-P59370

HAMILTON LANE INCORPORATED
2021 Annual Meeting of Stockholders
September 2, 2021 9:30 AM, Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Hartley R. Rogers and Mario L. Giannini, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HAMILTON LANE INCORPORATED that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Eastern Time on September 2, 2021, at www.virtualshareholdermeeting.com/HLNE2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the nominees for director listed in Proposal 1 and "FOR" Proposals 2 and 3.

Continued and to be signed on reverse side